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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Superior Industries International, Inc.	2011 Proxy Statement

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
7800 Woodley Avenue
Van Nuys, California 91406
________________

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2011

To the Shareholders of
SUPERIOR INDUSTRIES INTERNATIONAL, INC.:

The Annual Meeting of Shareholders (the “Annual Meeting”) of SUPERIOR INDUSTRIES INTERNATIONAL, INC. (the “Company”) will be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Friday, May 20, 2011 at 10:00 A.M. Pacific Time for the following purposes:

(1)	To elect three director candidates as Class III directors of the Board of Directors;

(2)	To approve the CEO Annual Incentive Performance Plan;

(3)	To approve executive compensation on an advisory basis;

(4)	To select, on an advisory basis, the frequency of the advisory vote on executive compensation;

(5)	To vote on one shareholder proposal; and

(6)	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Only shareholders of record at the close of business on March 21, 2011 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important.  Whether or not you expect to attend the Annual Meeting in person, please vote as promptly as possible.  This will ensure the presence of a quorum at the Annual Meeting.  The Company will save the expense and extra work of additional solicitation if you promptly vote your shares via the Internet or by telephone, or by requesting and returning a signed and dated proxy card.  Such action will not affect your right to vote in person should you choose to attend the Annual Meeting.  Please review the instructions regarding your voting options described in the Notice of Internet Availability previously delivered to shareholders.

By Order of the Board of Directors

/s/ Robert A. Earnest
Robert A. Earnest
Vice President, General Counsel and Corporate Secretary

Van Nuys, California
Dated: April 5, 2011

Superior Industries International, Inc.	2011 Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2011

The Notice of Internet Availability previously delivered to shareholders provides instructions as to how shareholders can access our Proxy Statement and 2010 Annual Report to Shareholders via the Internet, contains a listing of matters to be considered at the Annual Meeting, and includes instructions as to how shares can be voted via the Internet at www.proxyvote.com or by telephone.  You may request a printed version of the proxy card, our Proxy Statement and Annual Report to Shareholders.  Please see the Notice of Internet Availability for instructions.

Superior Industries International, Inc.	2011 Proxy Statement

TABLE OF CONTENTS

VOTING SECURITIES AND PRINCIPAL HOLDERS	2

PROPOSAL 1 - ELECTION OF DIRECTORS	3

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS	6

PROPOSAL 2 - APPROVAL OF THE CEO ANNUAL INCENTIVE PERFORMANCE PLAN	11

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	13

PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION	13

PROPOSAL 5 - SHAREHOLDER PROPOSAL ON DIRECTOR ELECTION MAJORITY VOTE STANDARD	14

COMPENSATION DISCUSSION AND ANALYSIS	16

COMPENSATION COMMITTEE REPORT	24

EXECUTIVE COMPENSATION TABLES	24

AUDIT AND NON-AUDIT FEES	32

INDEPENDENT PUBLIC ACCOUNTANTS	33

AUDIT COMMITTEE REPORT	34

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	34

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS	34

ANNUAL REPORT TO SHAREHOLDERS AND OTHER MATTERS	35

APPENDIX A – CEO ANNUAL INCENTIVE PERFORMANCE PLAN	A-1

i

Superior Industries International, Inc.	2011 Proxy Statement

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
7800 Woodley Avenue
Van Nuys, California 91406
________________

PROXY STATEMENT
________________

2011 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2011

This Proxy Statement is furnished to the shareholders of Superior Industries International, Inc., a California corporation (referred to herein as “Superior,” the “Company” or in the first person notation “we,” “us” and “our”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Friday, May 20, 2011 at 10:00 A.M. Pacific Time and at all postponements and adjournments thereof.  The cost of this solicitation will be borne by Superior.  The solicitation will be by mail, telephone, Internet, or oral communication with shareholders.  The Company has requested that brokers, custodians, nominees and other record holders forward copies of the Notice of Internet Availability and other soliciting materials to persons for whom they hold shares of Superior common stock and request authority for the exercise of proxies.  In such cases, the Company will reimburse such record holders for their reasonable expenses, provided the Company is invoiced through Broadridge Financial Systems, Inc. within two months of the Annual Meeting.

The matters to be considered and voted upon at the Annual Meeting are set forth in the Notice of Internet Availability and also in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement.

If your shares are registered directly in your name, you are considered a stockholder of record and you may vote in person at the Annual Meeting.  A proxy, if properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained thereon.  If a properly executed proxy is returned without instructions, the proxy will be voted FOR the election as directors of the individuals named in Proposal 1 below, FOR the approval of the CEO Annual Incentive Performance Plan, FOR the approval of the advisory vote on executive compensation, TWO YEARS for the frequency of the advisory vote on executive compensation, and AGAINST the shareholder proposal, in each case as recommended by the Board of Directors.  If the proxy is not returned or you do not vote at the Annual Meeting, your vote will not be counted.  Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised, by filing with the Corporate Secretary of Superior a written notice revoking it or a duly executed proxy bearing a later date, or, if the person executing the proxy is present at the meeting, by voting his or her shares in person.  Furthermore, if you vote by internet or telephone, you may revoke your proxy by voting again by internet or telephone.

If your shares are registered through a bank or brokerage firm, your shares are considered to be held beneficially in street name.  If your shares are held beneficially in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy from the bank or brokerage firm that holds your shares.  Please note that even if you plan to attend the Annual Meeting in person, the Company recommends that you vote before the Annual Meeting.

If your shares are held beneficially in street name and you do not instruct your bank or brokerage firm, your bank or brokerage firm will not be able to vote your shares on any proposals at this Annual Meeting, and your shares will be considered “broker-non-votes.”

The Notice of Internet Availability and related proxy materials are being distributed or made available to shareholders on or about April 5, 2011.  The address of the principal executive offices of the Company is 7800 Woodley Avenue, Van Nuys, California 91406.

Superior Industries International, Inc.	2011 Proxy Statement

VOTING SECURITIES AND PRINCIPAL HOLDERS

There were issued and outstanding 26,867,665 shares of Superior’s common stock, no par value (the “Common Stock”), on March 21, 2011, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting.  Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of Superior as of the record date; votes may not be cumulated.  To constitute a quorum for the transaction of business at the Annual Meeting, there must be present, in person or by proxy, a majority of the shares entitled to vote.

The following table sets forth information known to Superior as of March 21, 2011 with respect to beneficial ownership of the Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each of our Named Executive Officers (as defined in the Compensation Discussion and Analysis section of this Proxy Statement) and by all directors and executive officers of Superior as a group:

Name and Address (†) of Beneficial Owner	Amount and Nature of Beneficially Owned		Percent of Class

Louis L. Borick	3,688,323	(1)	12.63%
Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017	2,332,189	(2)	8.68%
Dimensional Fund Advisors LP Palisades West, Building One Austin, Texas 78746	2,197,522	(3)	8.18%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,903,854	(4)	7.09%
Steven J. Borick	1,408,601	(5)	5.00%
Michael J. O'Rourke	142,766	(5)	*
Parveen Kakar	67,750	(5)	*
Emil J. Fanelli	43,500	(5)	*
Robert A. Earnest	34,950	(5)	*
Philip W. Colburn	24,930	(5)	*
V. Bond Evans	24,000	(5)	*
Sheldon I. Ausman	24,000	(5)	*
Michael J. Joyce	19,700	(5)	*
Margaret S. Dano	14,000	(5)	*
Francisco S. Uranga	12,500	(5)	*
Kerry A. Shiba	0	(6)	*
Kenneth A. Stakas	0	(7)	*

Superior’s Directors and Executive Officers	5,801,184	(8)	19.93%
as a Group (19 persons) (9)

_______________

†	All persons have the Company’s principal office as their address, except as otherwise indicated.
*	Less than 1%.

Superior Industries International, Inc.	2011 Proxy Statement

(1)	Includes stock options that have been previously granted in the amount of 262,500 and that are exercisable within 60 days of March 21, 2011.

(2)
Based on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 14, 2011, Third Avenue Management LLC reports sole voting power with respect to all 2,332,189 shares and sole dispositive power with respect to all 2,332,189 shares.

(3)
Based on a Schedule 13G filed with the SEC on February 11, 2011, Dimensional Fund Advisers LP reports sole voting power with respect to 2,119,240 shares and sole dispositive power with respect to all 2,197,522 shares.  Dimensional Fund Advisers LP disclaims beneficial ownership with respect to all 2,197,522 shares.

(4)
Based on a Schedule 13G filed with the SEC on February 8, 2011, Blackrock, Inc. reports sole voting power with respect to all 1,903,854 shares and sole dispositive power with respect to all 1,903,854 shares.  According to the filing, the reported shares are held by Blackrock, Inc. through subsidiaries.

(5)
Includes stock options that have been previously granted in the amount of 1,293,750 for Mr. S. Borick, 139,750 for Mr. O'Rourke, 66,750 for Mr. Kakar, 42,500 for Mr. Fanelli, 33,750 for Mr. Earnest, 24,000 for Mr. Colburn, 24,000 for Mr. Evans, 24,000 for Mr. Ausman, 17,500 for Mr. Joyce, 12,500 for Ms. Dano, and 12,500 for Mr. Uranga and that are exercisable within 60 days of March 21, 2011.

(6)	Mr. Shiba joined the Company as the Company’s Senior Vice President and Chief Financial Officer on October 7, 2010.

(7)	Mr. Stakas separated from service with the Company on September 21, 2010.

(8)
Includes 2,244,655 shares of which the directors and executive officers have the right to acquire beneficial ownership through the exercise within 60 days from March 21, 2011 of stock options that have previously been granted. Excluding Mr. L. Borick, the directors and executive officers collectively and beneficially own 2,112,861 shares, or 7.32% of the class.  Each of such directors and executive officers has sole investment and voting power over his or her shares.

(9)
Information regarding our executive officers who are not also directors is contained under the caption Executive Officers of Registrant at the end of part I of our Annual Report on Form 10-K for the fiscal year ending December 26, 2010.

A copy of Superior’s 2010 Annual Report on Form 10-K, as filed with the SEC, accompanies this Proxy Statement or, in the case of shareholders who receive Notice and Access, is available on the website with the Proxy Statement.  Additional copies of the 2010 Annual Report on form 10-K will be furnished to any shareholder without charge on written request to Mr. Kerry A. Shiba, S.V.P. and Chief Financial Officer, Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

PROPOSAL 1
ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is to elect three people to Class III of the Board of Directors.  Our Restated Articles of Incorporation divide our directors into three classes, as equal in number as possible.  The term of office of our Class III directors expires at the 2011 Annual Meeting; the term of office of our Class I directors expires at the 2012 Annual Meeting; and the term of office of our Class II directors expires at the 2013 Annual Meeting.  Class III Directors will be elected to serve a three-year term ending at the 2014 Annual Meeting and until their successors are elected and qualified.

Prior to 2010, the Board had been comprised of nine directors; three in each of Class I, Class II and Class III.  Last year, the shareholders approved a reduction in the size of the Board of Directors to a minimum of seven and a maximum of nine members, with the Board of Directors selecting to continue with eight members.  As a result, the number of sitting Class I directors remains at two.

Unless instructed otherwise, the persons named in the proxy will vote the shares for the election of the nominees named within this proxy to Class III of the Board of Directors.  Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxy holders in their discretion for another person if this should happen.  The term of each person elected as a director will continue until his or her term has expired and his or her successor is elected and qualified.

Information Regarding Director Nominees

Messrs. Louis L. Borick, Steven J. Borick and Francisco S. Uranga are currently serving as directors in Class III.  They were elected at the 2008 Annual Meeting of Shareholders for a term of office expiring at the 2011 Annual Meeting.  The Board of Directors recommends all of the nominees for re-election.

Superior Industries International, Inc.	2011 Proxy Statement

For each nominee and for each of the other directors who will continue in office after the Annual Meeting, shown below and in the tables elsewhere in this Proxy Statement are the name, age, principal business or occupation, the year in which each first became a director of the Company, committee memberships, ownership of equity securities of the Company and other information.

Each of the following people are nominated for election to Class III of the Board of Directors to serve a three-year term ending at the 2014 Annual Meeting and until their successors are elected and qualified.

Louis L. Borick

Mr. L. Borick, Founding Chairman, currently serves as a member of the Board of Directors.  A successful entrepreneur, Mr. L. Borick founded the Company in 1957 and has been on its Board of Directors since 1958, serving as Chairman until May 23, 2007.  Mr. L. Borick also served as Chief Executive Officer of the Company until January 1, 2005, and President until January 1, 2003.  His son, Steven J. Borick, who also serves on the Company's Board of Directors, succeeded Mr. L. Borick as President, Chief Executive Officer and Chairman of the Board of Directors of the Company.  Mr. L. Borick brings expertise in automotive manufacturing and operations, sales, and entrepreneurial drive that is the cornerstone of our Company’s history.

Steven J. Borick

Mr. Steven Borick has been a member of the Board since 1981 and has served as its Chairman since May 23, 2007 and is responsible for the formulation of our overall strategic planning and that of our subsidiaries.  He was previously appointed President effective January 1, 2003, and was appointed Chief Executive Officer, effective January 1, 2005.  He joined us in January 1999, after serving on our Board for 18 years, and was appointed Vice President, Strategic Planning on March 19, 1999, and Executive Vice President on January 1, 2000.  Prior to joining us, he was engaged in the oil exploration business for over 20 years as President of Texakota, Inc. and general partner of Texakota Oil Co.  Mr. S. Borick has also served on the Board of Directors of M.D.C. Holdings, Inc., a New York Stock Exchange listed company, since April 1987, and has served as Chairman of the Compensation Committee and as a member of the Audit and Legal Committees.  Currently, he is a member of their Legal Committee.  Mr. Steven Borick is a son of Mr. Louis Borick.  Mr. Steven Borick’s intimate knowledge of our business and operations provides the Board with company-specific experience and expertise.

Francisco S. Uranga

Mr. Uranga is Corporate Vice President and Chief Business Operations Officer for Latin America at Taiwan-based Foxconn Electronics, Inc., the largest electronic manufacturing services company in the world, where he is responsible in Latin America for government relations, regulatory affairs, incentives, tax and duties, legal, customs, immigration, and land and construction issues.  From 1998 to 2004, he served as Secretary of Industrial Development for the state government of Chihuahua, Mexico.  Previously, Mr. Uranga was Deputy Chief of Staff and then Chief of Staff for Mexican Commerce and Trade Secretary Herminio Blanco, where he actively participated in implementing the North American Free Trade Agreement and in negotiating key agreements with the Mexican government as part of the country's trade liberalization.  Earlier, Mr. Uranga was Sales and Marketing Manager for American Industries International Corporation.  He earned a B.B.A. in Marketing from the University of Texas at El Paso and a Diploma in English as a Second Language from Brigham Young University.  Mr. Uranga was appointed to our Board of Directors, effective January 1, 2007, and brings expertise in Mexican-American relations and operations and regulatory compliance, helping us manage our plants in Mexico, which now account for the majority of our production.  Mr. Uranga serves on our Nominating and Corporate Governance Committee of the Board of Directors.

Vote Required and Board Recommendation

The three people receiving the largest number of “yes” votes will be elected as Class II directors. Under California law, since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a director, abstentions and broker non-votes will have no effect on the election of our Class III directors.  Shares subject to such abstentions will be counted and shares subject to broker non-votes will not be counted in determining whether there is a quorum for taking shareholder action under California law and our Restated Bylaws. However, our Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote.  The Nominating and Corporate Governance Committee and the Board must then act upon the tendered resignation, culminating with a public disclosure explaining the Board’s decision and decision-making process.

THE SUPERIOR BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ELECTION OF THESE NOMINEES
AS CLASS III DIRECTORS.

Superior Industries International, Inc.	2011 Proxy Statement

Class I and Class II Directors

Directors in the other two classes of directors whose terms are not expiring at the Annual Meeting are as follows:

Class I — Serving until the 2012 Annual Meeting of Shareholders and until their respective successors are elected and qualified:

Philip W. Colburn

Mr. Colburn has more than 40 years of business experience as an entrepreneur, senior executive, CEO and Chairman of privately held and public companies.  Prior to the merger with Andrew Corporation in July 2003, he was the Chairman of Allen Telecom, Inc., a New York Stock Exchange listed manufacturer of wireless equipment to the global telecommunications industry.  He held this position since 1988 and retired from this position in 2003. He was CEO of the company from 1988 to 1993.  A CPA, Mr. Colburn has a B.S. from UCLA in Finance and a Masters in Economics from the University of Denver.  Mr. Colburn has been a Director of nine different public companies.  He has expertise in senior management, finance, management of foreign and domestic automotive operations, and transactional negotiation and brings this experience and insight to the Board.  Mr. Colburn serves on our Audit and Nominating and Corporate Governance Committees of the Board of Directors.

Margaret S. Dano

On May 21, 2010, Ms. Dano was elected to the position of Lead Director for Superior.  Ms. Dano brings to this position over 30 years of experience in large, industry leading companies. Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International, Inc., from June 2002 until her retirement from that position in 2005.  From April 2002 to June 2002, she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell.  She was Vice President, Supply Chain, Office Products of Avery Dennison Corporation from January 1999 to April 2002, and was Avery Dennison’s Vice President, Corporate Manufacturing and Engineering from 1997 to 1999.  Previously, she was Vice President, Operations Accessories, North America, of Black & Decker Corporation, and she served as a Program Manager, Product Manager and Plant Manager for General Electric Corporation for a five-year period in the early 1990s.  Ms. Dano received a B.S.M.E. in mechanical-electrical engineering from the General Motors Institute.  She is currently the Lead Director and Chair of the Compensation Committee for Anthony International, a consumer products company and previously served as a director of Fleetwood Enterprises, Inc. from 2000 to 2009, serving on both their Audit and Governance and Nominating Committees.  Ms. Dano was appointed to our Board of Directors effective January 1, 2007.  Ms. Dano brings expertise in strategic planning, product management, start-up and global operations, and cost and quality improvements to the Board, and also chairs our Nominating and Corporate Governance Committee and serves on our Audit Committee.

Class II — Serving until the 2013 Annual Meeting of Shareholders and until their respective successors are elected and qualified:

Sheldon I. Ausman

Mr. Ausman chairs our Audit Committee and serves on our Compensation and Benefits Committee of the Board of Directors.  For 34 years, Mr. Ausman was with the international firm of Arthur Andersen, accountants and auditors.  He retired as the Managing Partner of the Southwest United States, Australia, and New Zealand offices.  He also served as a member of the firm’s Board of Partners and various other committees.  Prior to reaching retirement age, Mr. Ausman served on the Board of Northern Trust Bank of California and was a director of Allen Telecom, Inc., a New York Stock Exchange listed manufacturer of wireless equipment to the telecommunications industry, prior to its merger with Andrew Corporation in July 2003.  He currently is a Principal of Gumbiner Savett, Inc., a regional public accounting firm.  In addition, he is a director of several nonprofit and privately owned companies.  From 2007 to 2010, Mr. Ausman served as our first Lead Director.  He brings to Superior expertise in strategic transactions, accounting, financial reporting, and audit of manufacturing companies.

V. Bond Evans

Mr. Evans has over 37 years of domestic and international experience in engineering, manufacturing and general management disciplines, primarily in the aluminum industry.  He graduated from General Motors Institute of Technology and Management and began his career with General Motors Diesel Ltd. Canada.  In 1960, he joined Kawneer Company Canada Limited.  He became President with responsibility for Canadian and European operations in 1968.  He was named President of the parent company in 1970 with responsibility for worldwide operations.  Following the acquisition of Kawneer, Inc. by Alumax, Inc., a New York Stock Exchange listed company, he held a succession of upper management positions in Alumax, becoming President and Chief Executive Officer of the company in 1991.  Mr. Evans retired from Alumax in 1994.  During his career Mr. Evans served as a Director and Committee Chairman of the Aluminum Association and the International Primary Aluminum Institute.  Mr. Evans brings expertise in plant design and site selection, manufacturing industry engineering and management knowledge, and foreign and domestic labor, contract, and regulatory negotiation skills to the Board.  He also chairs the Compensation and Benefits Committee of the Board of Directors.

Superior Industries International, Inc.	2011 Proxy Statement

Michael J. Joyce

Mr. Joyce has more than 30 years of experience in automotive and automotive related industries. He is currently a Director of Auxilio, Inc.  Prior to his retirement in 1998, Mr. Joyce was President, CEO and a principal owner of Pacific Baja Light Metals, Inc., a manufacturer of aluminum wheels and other machined aluminum castings for the automotive industry.  Pacific Baja has manufacturing facilities in the United States and Mexico.  From 1983 to 1990, Mr. Joyce was Group President of the Aluminum Wheel Group of the Kelsey-Hayes Company.  From 1971 to 1983, Mr. Joyce held various management positions with Rockwell International, the last as Vice President and General Manager of its Western Wheel Division, a manufacturer of aluminum wheels.  Mr. Joyce holds a degree in physics from Kent State University and a MBA from Ohio State University.  Mr. Joyce brings expertise to the Board in international manufacturing, operations and finance, aluminum foundry and machining equipment and operations, and also serves on the Compensation and Benefits Committee of the Board of Directors.

The nominees for Class III directors and the additional directors in Class I and Class II are as follows:

	Name	Age	Principal Occupation	First Elected or Appointed as a Director
Nominees for Class III Directors	Louis L. Borick	87	Founding Chairman	1957
	Steven J. Borick	58	Chairman of the Board, Chief Executive Officer and President	1981
	Francisco S. Uranga	47	Corporate Vice President and Chief Business Operations Officer for Latin America, Foxconn Electronics, Inc.	2007
Continuing Class I Directors	Philip W. Colburn	82	Retired Chairman, Allen Telecom, Inc.	1990
	Margaret S. Dano	51	Lead Director, Retired Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International Inc.	2007
Continuing Class II Directors	Sheldon I. Ausman	77	Principal, Gumbiner Savett, Inc., Certified Public Accountants and Business Advisors	1991
	V. Bond Evans	76	Retired President and Chief Executive Officer, Alumax, Inc.	1994
	Michael J. Joyce	68	Retired President and CEO, Pacific Baja Light Metals, Inc.	2005

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Selection of Nominees for Director

It is the policy of the Board, as set forth in the Company’s Corporate Governance Guidelines, to select director nominees who possess personal and professional integrity, sound business judgment, a willingness to devote the requisite time and energies to their duties as director, and relevant experience and skills to be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s shareholders.  Board members are evaluated and selected based on their individual merit as well as in the context of the needs of the Board as a whole.

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing, and recommending for the Board’s selection qualified individuals to be nominated for election or re-election to the Board, consistent with the criteria set forth in the Company’s Corporate Governance Guidelines.  The Nominating and Corporate Governance Committee, in

Superior Industries International, Inc.	2011 Proxy Statement

conducting such evaluation, may also take into account such other factors as it deems relevant.

Although the Nominating and Corporate Governance Committee does not have a diversity policy for the selection of nominees for director, the Nominating and Corporate Governance Committee does consider diversity when identifying director nominees.  For this purpose, the Nominating and Corporate Governance Committee considers not only race, gender and ethnicity, but also differences in viewpoint, professional and business experience, education and skill, among other criteria.

Prior to nominating an existing director for re-election to the Board, the Nominating and Corporate Governance Committee considers and reviews the existing director’s Board and committee meeting attendance and performance, length of Board service, independence, as well as the experience, skills and contributions that the existing director brings to the Board.  Further, the Nominating and Corporate Governance Committee receives disclosures relating to a director’s independence and assists the Board in making determinations as to the independence of the directors.  The Nominating and Corporate Governance Committee also reviews periodically the composition and structure of the Board as a whole.

From time to time, the Nominating and Corporate Governance Committee may engage outside search firms to assist it in identifying and contacting qualified director candidates.

Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director at a meeting by providing written notice of such shareholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary of the Company not later than 120 days in advance of an annual meeting of shareholders, and with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.  A shareholder notice must contain the following information: the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; a representation that the shareholder is a holder of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director of the corporation if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures, and the nomination shall be void.

The Nominating and Corporate Governance Committee recommended the directors nominated by the Board for election at the Annual Meeting.  When a member of the Nominating and Corporate Governance Committee is under consideration for nomination, the nominee typically recuses himself or herself from the discussion and abstains from the voting on the recommendation.

The Company’s policies and procedures regarding the selection of director nominees are described in detail in the Company’s Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, which are available on the Company’s website at http://www.supind.com/investor/contact.aspx.

Board Leadership Structure and Risk Oversight

As is common practice among public companies in the United States, the Board has appointed the Company’s Chief Executive Officer to serve as Chairman of the Board.  The Board’s leadership structure has combined the positions of Chairman and CEO since the Company was founded, except for a two-year transition period when Mr. L. Borick continued as Chairman and Mr. S. Borick was our CEO.  Mr. Steven Borick has served as Chairman and CEO since May, 2007.

The Board believes that the combination of the Chairman and CEO roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision.  In addition, we have found that our CEO is the most knowledgeable member of the Board regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks. If a structure was established that required an independent director to serve as Chairman, the Board believes it would impair its ability to select the most qualified individual to serve as Chairman.  This would not be in the best interests of the Company and its shareholders.

When Mr. Steven Borick was elected as Chairman, the independent directors of the Board also designated an independent Lead Director.  The position of Lead Director is currently held by Ms. Margaret Dano.  As Lead Director, Ms. Dano has the authority and responsibility to preside at the executive sessions of the independent directors, and which authority also includes:

Superior Industries International, Inc.	2011 Proxy Statement

•	Advise the Chairman regarding the agenda, structure, schedule, appropriate length of Board meetings and materials to be provided to the directors;
•	Assign tasks to appropriate committees in consultation with the Chairman;
•	Recommend committee assignments to the Nominating and Corporate Governance Committee;
•	Facilitate the annual review of the CEO’s performance together with the Chair of the Compensation and Benefits Committee; and
•	Serve as an independent point of contact for shareholders.

With the exception of the Founding Chairman and the Chairman, the Lead Director and the remaining five directors are all independent.  Thus, three-fourths of the Board of Directors consists of independent directors.  This independent majority and our governance practices provide an effective and independent oversight of management.

Regarding risk oversight, the Company’s internal audit department provides both management and the independent Audit Committee, which discusses and oversees policies with respect to risk assessment and risk management, with ongoing assessments of the Company’s risk management processes and system of internal control and the specific risks facing the Company.  The Audit Committee reports regularly to the Board, as provided in its charter.  In addition, the Audit Committee identifies and requires reporting on areas perceived as potentially posing risk to the Company’s business.  Furthermore, the Compensation and Benefits Committee oversees the risks relating to the Company’s compensation policies and practices and the Nominating and Corporate Governance Committee oversees management development and leadership succession at the Company.

For the foregoing reasons, the Board believes that its leadership structure provides an appropriate balance between the need for strategic leadership by our Chairman and CEO, and the oversight, objectivity and independence of the Lead Director and non-management directors.  Further, the Board believes its leadership structure is appropriate given the Company’s specific circumstances, the management of risk and the Board’s administration of its oversight function.

Committees and Meetings of the Board of Directors; Director Independence

The Board of Directors of the Company held five regularly scheduled meetings in 2010.  With one exception, each director attended all meetings of the Board of Directors and the committees of the Board on which they served during 2010.  One director could not attend one Audit Committee meeting.  In addition to formal meetings, the Board may, from time to time, hold informal telephonic conferences for management to update the Board on new events.  These conference calls provide the Board an opportunity to ask questions of management.  The conference calls, when they occur, are informal in nature, and do not have an agenda.  No compensation is provided to the Board members for their participation in such calls.  Although the Company has no formal policy with regard to Board members’ attendance at its annual meeting of shareholders, it is customary for the Company’s directors to attend.  All of the Company’s directors attended the Company’s 2010 Annual Meeting of Shareholders.  In addition to meeting as a group to review the Company’s business, certain members of the Board of Directors also devote their time and talents to certain standing committees.  Significant committees of the Board of Directors of the Company and the respective members are discussed below.

Audit Committee

The Audit Committee’s functions include direct responsibility for:

•
appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged to audit the Company’s financial statements or to perform other audit, review or attestation services for the Company,

•	discussing with the independent auditors their independence,
•	reviewing and discussing with the Company’s independent auditors and management the Company’s audited financial statements, and
•	recommending to the Company’s Board of Directors whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the previous fiscal year.

The Audit Committee is composed of Sheldon I. Ausman (Committee Chair), Philip W. Colburn and Margaret S. Dano.  Messrs. Ausman and Colburn and Ms. Dano are independent as that term is defined in Section 303A.02 of the New York Stock Exchange’s Corporate Governance Rules and Rule 10A-3(b)(ii) of the Exchange Act.  The Board has determined that Mr. Ausman is an “audit committee financial expert” as defined by SEC rules based upon, among other things, his accounting background and experience.  The Audit Committee met five times in 2010.  See also Audit Committee Report in this Proxy Statement.

Superior Industries International, Inc.	2011 Proxy Statement

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions include:

•	assisting the Board in identifying qualified individuals to become directors,
•	recommending to the Board qualified director nominees for election at the annual meeting of shareholders,
•	determining membership on the Board committees,
•	reviewing and recommending amendments to the Corporate Governance Guidelines, and
•	oversight of annual self-evaluations by the Board.

The Nominating and Corporate Governance Committee is composed of Margaret S. Dano (Committee Chair), Philip W. Colburn and Francisco S. Uranga.  Ms. Dano and Messrs. Colburn and Uranga are independent as that term is defined in Section 303A.02 of the New York Stock Exchange’s Corporate Governance Rules.  The Nominating and Corporate Governance Committee met three times in 2010.

Compensation and Benefits Committee

The Compensation and Benefits Committee’s functions include:

•	review and approval of compensation for the Company’s officers and key employees,
•	administration of the Company’s Equity Incentive Plan, and
•	review and evaluate the risks involved in the Company’s Compensation policies and practices.

The Compensation and Benefits Committee consists of V. Bonds Evans (Committee Chair), Sheldon I. Ausman and Michael J. Joyce.  Messrs. Ausman, Evans and Joyce are independent as that term is defined in Section 303A.02 of the New York Stock Exchange’s Corporate Governance Rules.  The Compensation and Benefits Committee met four times during 2010.  See also Compensation Committee Report and Compensation Discussion and Analysis, in this Proxy Statement.

Other Committees; Committee Charters

In addition to its standing committees, the Board of Directors may on occasion form a special committee for a discrete purpose, such as the consideration of the settlement of a lawsuit or the approval of a transaction.  For its standing committees, the Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation and Benefits Committee, and the Nominating and Corporate Governance Committee, which are available on the Company’s website at www.supind.com/investor/BOC.aspx.

Non-Management Executive Sessions

Non-management directors meet at least annually and generally before or after regularly scheduled meetings of the Board of Directors.  The Lead Director, Ms. Margaret Dano, chairs these sessions.

Communications with Directors

Shareholders and interested parties wishing to communicate directly with the Board of Directors, the Chairman of the Board, the Lead Director, the Chair of any committee, or the non-management directors as a group about matters of general interest to shareholders are welcome to do so by writing the Company’s Corporate Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.  The Corporate Secretary will forward these communications as directed. Before submitting proposals for consideration at a meeting of shareholders, the Company strongly encourages shareholders to commence a dialogue with the Board of Directors, as the Board may be able to address the shareholder’s concerns informally without incurring the expense of a shareholder vote.

Corporate Governance Guidelines

The Board believes in sound corporate governance practices and has adopted formal Corporate Governance Guidelines to enhance its effectiveness.  Our Board has adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to fulfill its role of management oversight and monitoring for the benefit of our shareholders.  The Corporate Governance Guidelines set forth the practices our Board will follow with respect to, among other areas, director qualification and independence, board and committee meetings, involvement of and access to management, and Chief Executive Officer Performance evaluation and succession planning.  The Corporate Governance Guidelines are publicly available on the Company’s website at http://www.supind.com/investor/CorporateGovernance.aspx.

Code of Conduct

The Company has adopted a Code of Conduct, a code of ethics that applies to all of the Company's directors, officers and employees.  The Code of Conduct is publicly available on the Company’s website at http://www.supind.com/investor/CodeConduct.aspx.  Any amendments to the Code of Conduct or grant of any waiver from a provision of the code to any director or officer will be disclosed on the Company's website within five days of a vote of the Board of Directors or a designated Board committee that such an amendment or waiver is appropriate, and

Superior Industries International, Inc.	2011 Proxy Statement

shall otherwise be disclosed as required by applicable law or New York Stock Exchange rules.

Compensation of Directors

During 2010, all non-employee directors of the Company were each compensated at the rate of $36,000 per year for service as directors and $1,000 for each Board meeting attended.  In addition, they received $2,000 for each committee meeting attended or $2,500 for each committee meeting chaired.  The Lead Director receives additional compensation of $10,000 annually.  As a management member of the Board of Directors, Mr. Steven J. Borick, Chairman of the Board, CEO and President, is not directly compensated for his service as a director.  See also Table 8 – 2010 Director Compensation for a summary of director compensation.

The Company has typically entered into Salary Continuation Agreements or a Salary Continuance Plan with its non-employee directors, which provide for the Company to pay to the individual, upon ceasing to serve as a director of the Company for any reason, a monthly benefit up to 30% of the individual's final average compensation over the preceding 36 months.  The Salary Continuance Plan was frozen and closed to new participants in 2011.  For current participants, the benefit is payable after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while employed by the Company).  Benefit payments continue through the later of ten years or, if subsequent to retirement, the individual’s death.  Final average compensation does not include fees paid for attending Board and committee meetings.  The Company also entered into such an agreement with its former CEO and President Mr. Louis L. Borick, Founding Chairman.  Effective March 1, 2007, Mr. L. Borick began to receive an annual benefit of $300,000 pursuant to the terms of his Salary Continuation Agreement.  No other current director is currently receiving such benefits.

Effective January 1, 2005, Mr. Louis L. Borick began receiving, per the terms of his 1994 Employment Agreement, one-twelfth of his annual base compensation as of December 31, 2004, during each of the ensuing 60 months.  Commencing 2010, he will receive one-half of such amount during each of the 120 months following.  Mr. L. Borick’s annual base compensation on December 31, 2004 was $1 million.  In the event of his demise, this benefit will terminate immediately.

As former President, CEO and Chairman of the Board, Mr. L. Borick also continues to receive compensation as set forth in his Services Agreement, dated January 1, 2005, and amended effective March 1, 2007 by his Founding Chairman Services Agreement.  The amended Services Agreement continues to provide Mr. L. Borick the use of a company automobile and medical and dental benefits.  Mr. L. Borick also receives an assisted living benefit plus related tax reimbursements on this amount.

Non-employee directors also participate in the Company’s Equity Incentive Plan, which is described in this Proxy Statement under Compensation Discussion and Analysis – 2008 Executive Compensation Components – Long-Term Equity Incentive Compensation.  The Company has not granted any stock appreciation rights or stock awards to its non-employee directors, but has granted stock options.  Grants made to non-employee directors under the Company’s Equity Incentive Plan may be made at the same time as grants made to the Company’s Named Executive Officers and other key employees.  However, no policy has been adopted as to the timing of such grants.

Transactions with Related Persons

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Audit Committee, pursuant to the Audit Committee Charter approved by our Board, has oversight for reviewing material transactions, contracts and agreements, including related person transactions.  The Audit Committee Charter requires that management of the Company inform the Audit Committee of all related person transactions.  In addition, our Code of Conduct requires our directors, officers and employees to report actual and potential conflicts of interest.  Directors and officers are required to report such information to the Chairman of the Nominating and Corporate Governance Committee.

Our Board and the Nominating and Corporate Governance Committee annually review any related person transaction involving a director in determining the independence of our directors pursuant to our Corporate Governance Guidelines, SEC rules and the New York Stock Exchange listing standards.

Related Person Transactions

Superior’s main office located at 7800 Woodley Avenue, Van Nuys, California, is subleased from The Louis L. Borick Trust and the Nita Borick Management Trust.  The trusts are respectively controlled by Mr. L. Borick, who is a director of the Company, and Nita Borick, who is Mr. L. Borick’s former spouse and the mother of Mr. S. Borick.  One of the two buildings on the property is a former casting plant containing approximately 85,000 square feet and the other is a combined office, manufacturing and warehouse structure.  The offices comprise approximately 24,000 square feet and the manufacturing and warehouse area comprise approximately 236,000 square feet.  In 2010, the Company finalized the closure of its manufacturing plant in Van Nuys and renegotiated its sublease so that it only maintained the office area of the facility for its corporate operations.  This resulted in a significant decrease in rent payments for the Company.  The current

Superior Industries International, Inc.	2011 Proxy Statement

sublease expires in 2015, and the Company holds two options to renew: one for an additional five-year period, and one for an additional five-year, nine month period.  During fiscal year 2010, Superior paid approximately $988,092.65 in rentals under the land and building leases.  The Company believes this transaction was on terms that are fair to the Company and could have been obtained on similar terms from an unrelated third party.

PROPOSAL 2
APPROVAL OF CEO ANNUAL INCENTIVE PERFORMANCE PLAN

The Company is asking shareholders to approve the Superior Industries International, Inc. CEO Annual Incentive Performance Plan (the “CEO AIP Plan”).  Annual incentive plans are an integral component of our overall compensation strategy.  This incentive plan enables the Company to motivate and focus our Chief Executive Officer on our financial and strategic objectives for the year.  These financial and strategic objectives which are important to executing our business strategy and delivering long-term value to our shareholders.

The Compensation and Benefits Committee of our Board of Directors is responsible for administering this plan, and at the start of each year, they will review and approve the performance objectives and incentive opportunity for the CEO.  Before any incentive payments are made for a year, the Compensation and Benefits Committee will review the plan, will review the results for each of the performance objectives under the plan, and will certify the calculation of the incentive payment for the CEO.  The financial objectives that are set each year under the plan are tied directly to the Company’s financial plan, which serves as the roadmap for the Company and is discussed in detail with the full Board of Directors.  We will disclose the details of the annual incentive plan in the executive compensation section of our proxy statement.  We strive for transparency, so that shareholders can readily understand the terms of the plan and the formula used to calculate incentive payments to our CEO and other named executive officers.

The CEO AIP Plan will enable the Company to pay compensation that is fully deductible as “qualified performance-based compensation” for tax purposes pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”).  The following summary description is qualified by reference to the full text of the CEO AIP Plan, which is attached to this proxy statement as Appendix A.

Key Terms of the CEO AIP Plan

Purpose.  The purpose of the CEO AIP Plan is to motivate the CEO to achieve performance objectives of the Company measured on an annual basis, which is intended to result in increased value to our shareholders.

Effective Date.  If the CEO AIP Plan is approved by the shareholders at the Annual Meeting, it will be effective as of December 27, 2010 and will remain in effect until the 2016 annual meeting of shareholders, unless otherwise terminated sooner in accordance with its terms. If the CEO AIP Plan is not approved by the shareholders at the Annual Meeting, no payments will be made under the CEO AIP Plan.

Administration.  The Compensation and Benefits Committee (the “Committee”) will administer the CEO AIP Plan.

Eligibility.  Only the Chief Executive Officer of the Company is eligible to participate in the CEO AIP Plan.

Operation of the Plan.  The CEO AIP Plan provides for the payment of annual incentive awards to the CEO if, and only to the extent that, performance goals established by the Committee are met.

At the time it makes an award, the Committee will specify the performance period (which cannot exceed one fiscal year), the potential amount that may be earned under the award and the performance goals that must be met for an amount to be paid.  The Committee may select any one or more of the following financial performance criteria for purposes of establishing the performance goals for an award:

•	Basic earnings per common share for the Company on a consolidated basis
•	Diluted earnings per common share for the Company on a consolidated basis
•	Total shareholder return
•	Net sales
•	Cost of sales
•	Gross profit
•	Operating income
•	Earnings before interest and provision for income taxes (“EBIT”)
•	Earnings before interest, the provision for income taxes, depreciation, and amortization (“EBITDA”)
•	Net income
•	Return on equity
•	Return on assets
•	Return on invested capital
•	Return on sales
•	Economic value added, or other measure of profitability that considers the cost of capital employed
•	Free cash flow
•	Net cash provided by operating activities
•	Net increase (decrease) in cash and cash equivalents

Superior Industries International, Inc.	2011 Proxy Statement

The performance criteria described above may be determined for the Company, for an affiliate, or for any business unit or division as the Committee determines.  As to each performance measure that the Committee selects, the Committee will also establish specific performance goals and a performance scale that will be used to measure performance and determine the amount payable.

The Committee may decrease an award to reflect a CEO’s demotion or transfer of employment among the Company and its affiliates during a performance period.  The Committee may also generally cancel an award at any time before the end of the performance period.

Following the end of each performance period, the Committee will certify the extent to which the performance goals established for that period and any other material terms of the award have been achieved.  Based on this result, the Committee will calculate the performance award amount.  The Committee has discretion to adjust the annual performance award amount downward by up to 30% based on the CEO’s individual performance and attainment of the performance goals.  Payment of the performance awards is made in cash.

Other Limitations.  The CEO AIP Plan provides that the Company may not pay amounts in excess of two times current base salary (i.e., $1,700,000) to the CEO under any and all annual awards granted to the CEO with performance periods that end in the same fiscal year of the Company.

Transferability Restrictions.  The CEO may not transfer performance awards or subject them in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.

Termination of Employment.  If the CEO’s employment terminates prior to the end of a performance period for reasons other than death, disability or retirement, he will generally not be entitled to receive a payment under any performance award for that performance period.  However, the Committee may determine to pay the award at the end of the performance period based on actual performance, subject to such reductions (if any) as the Committee shall specify.  If termination is due to death, disability or retirement, payment of the award amount will be made at the end of the performance period base, on actual performance, but the amount will be prorated to reflect the CEO’s period of actual employment during the performance period, unless the Committee determines not to prorate the award.

Termination of or Change to the CEO AIP Plan.  The Committee may terminate the CEO AIP Plan during a performance period and/or accelerate the payment of awards, but only to the extent such action is exempt from or permissible under Section 409A of the Code and applicable Treasury regulations.  Further, after December 30, 2012 the Committee or the CEO may terminate the CEO AIP Plan before the beginning of another plan year.

The Committee may from time to time or at any time suspend or amend the CEO AIP Plan in any manner without obtaining further shareholder approval.  However, if the Committee amends the CEO AIP Plan to increase the class of employees eligible to participate in the CEO AIP Plan, increase the maximum amount that can be paid to a participant for any annual award or to change the financial performance categories, then further shareholder approval would be required to retain the benefits afforded by shareholder approval of the CEO AIP Plan under Section 162(m) in respect of awards to which such changes apply.  In addition, the General Counsel of the Company may make ministerial or administrative amendments to the CEO AIP Plan, or changes required for the CEO AIP Plan to comply with any applicable law.

Recoupment.  The CEO AIP Plan shall automatically become subject to any recoupment policy adopted by the Committee to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act without the need for further amendment or action.

Benefits to Executive Officers.  The CEO is the only person that will be eligible to participate in the CEO AIP Plan.  It is not currently possible to determine the benefits or amounts that will be received by the CEO under plan.

Federal Income Tax Consequences. It is the general intent of the Company that payments under the CEO AIP Plan, if approved by the shareholders, will not count toward the $1 million annual deduction limit under Section 162(m).

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of shares of Common Stock represented and voting at the Annual Meeting at which a quorum is present, together with the affirmative vote of at least a majority of the required quorum.  Shares of Common Stock that are voted “FOR”, “AGAINST” or “ABSTAIN” on the proposal are treated as being present at the Annual Meeting for purposes of establishing the quorum, but only shares of Common Stock voted “FOR” or “AGAINST” are treated as shares of Common Stock “represented and voting” at the Annual Meeting with respect to the proposal.  Accordingly, abstentions will be counted for purposes of determining the presence or absence of the quorum for the transaction of business.  However, abstentions and broker non-votes will not be counted for purposes of determining the number of shares “represented and voting” with respect to the proposal.

THE SUPERIOR BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR PROPOSAL 2.

Superior Industries International, Inc.	2011 Proxy Statement

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables the Company’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers.  The Company seeks your advisory vote and asks that you support the compensation of the named executive officers as disclosed in this proxy statement.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program, with its balance of short term incentives and long-term incentives (including equity awards that vest over four years) and new share ownership requirements through restricted stock awards, reward sustained performance that is aligned with long-term shareholder interests.

This proposal, commonly known as a “say-on-pay” proposal, gives the company’s shareholders the opportunity to express their views on the compensation of its named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the company’s named executive officers described in this proxy statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 16 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 24, and cast a vote to approve the company’s executive compensation programs through the following resolution:

“Resolved, that shareholders approve the compensation of the company’s named executive officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the company, the Compensation Committee or the Board of Directors.  The Board of Directors and Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider the shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required and Board Recommendation

Approval on an advisory basis of this proposal requires the affirmative vote of a majority of shares of Common Stock represented and voting at the Annual Meeting at which a quorum is present, together with the affirmative vote of at least a majority of the required quorum.  Shares of Common Stock that are voted “FOR,” “AGAINST” or “ABSTAIN” on the proposal are treated as being present at the Annual Meeting for purposes of establishing the quorum, but only shares of Common Stock voted “FOR” or “AGAINST” are treated as shares of Common Stock “represented and voting” at the Annual Meeting with respect to the proposal.  Accordingly, abstentions will be counted for purposes of determining the presence or absence of the quorum for the transaction of business.  However, abstentions and broker non-votes will not be counted for purposes of determining the number of shares “represented and voting” with respect to the proposal.

THE SUPERIOR BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR PROPOSAL 3.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Act and new Section 14A of the Securities Exchange Act, we are also providing shareholders an advisory vote on the frequency with which the shareholders shall have the advisory “say-on-pay” vote on executive compensation as provided in Proposal 3 above.

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur:  every year, every two years, or every three years.  In addition, shareholders may abstain from voting.

After careful consideration, the Board of Directors recommends that future shareholder say-on-pay advisory votes on executive compensation be conducted every two years.  A say-on-pay vote every two years strikes a balance between having the vote too frequently with an annual vote and being less responsive to shareholders with a vote every third year.  A vote

Superior Industries International, Inc.	2011 Proxy Statement

every two years provides shareholders and advisory firms the opportunity to evaluate the Company’s compensation program on a more thorough, longer-term basis than an annual vote.

Moreover, the Board believes an annual say-on-pay vote would not allow sufficient time for changes to the Company’s compensation program to be in place to evaluate whether the changes were effective.  For example, if the say-on-pay vote in May 2011 led to changes to the compensation program for the 2012 fiscal year, those changes would be in place for only a few months before the next annual say-on-pay vote would take place in May 2012.  Moreover, the changes would not be discussed in detail in the proxy statement until May 2013.  However, a say-on-pay vote every two years would allow sufficient time for changes to be made, disclosed and evaluated before the next say-on-pay vote.

The Company understands that its shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this proposal.  Shareholders who have concerns about executive compensation during the interval between say-on-pay votes are welcome to bring their specific concerns to the attention of the Board.  Please refer to Communications with Directors on page 9 for information about communicating with the Board.

Please mark on the proxy card your preference as to the frequency of holding shareholder advisory votes on executive compensation, as either every year, every two years, or every three years, or you may abstain from voting.

The Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation.  However, because this vote is advisory and not binding on the Board of Directors in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s shareholders.  A scheduling vote similar to this Proposal 4 will occur at least once every six years.

Vote Required and Board Recommendation

The option of one year, two years or three years that receives the highest number of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to have received the advisory approval of the shareholders.  Accordingly, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business but will not otherwise be counted and therefore will have no effect on this proposal.

THE SUPERIOR BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR “EVERY TWO YEARS” ON
PROPOSAL 4.

PROPOSAL 5
SHAREHOLDER PROPOSAL ON DIRECTOR ELECTION MAJORITY VOTE STANDARD

The Comptroller of the City of New York, as trustee and/or custodian of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System (the “Systems”), has informed the Company that he intends to present the proposal below at the Annual Meeting.  In aggregate, the Systems hold 151,776 shares of the Company’s Common Stock or 0.56% of our outstanding common stock.  Upon request, we will provide our shareholders with each proponent’s name, address and the number of shares of Company Common Stock held by it.

Shareholder Proposal on Director Election Majority Vote Standard

The Systems proposal and supporting statement are quoted verbatim below:

Resolved: That the shareholders of Superior Industries International, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected.  The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot.  We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors

Superior Industries International, Inc.	2011 Proxy Statement

and entire boards.   Our Company presently uses a plurality vote standard in all director elections.  Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, companies are increasingly adopting a majority vote standard in company by-laws.  Additionally, these companies have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy.   The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes.  We believe that these director resignation policies, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

Companies are moving away from the director resignation policy. Of 534 companies studied (http://www.ngelaw.com/files/upload/majoritystudy111207.pdf), the fraction that adopt a true majority vote standard rose to over 53% in 2007 from 20% in 2006.  Those that chose a policy change similar to that adopted by Superior Industries International, Inc. declined from 79% to 42%.

Company Response to Shareholder Proposal Regarding Method of Voting for Directors

What is the Recommendation of the Company?  THE COMPANY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

Why Does the Company Oppose this Proposal?  We believe that this proposal is not in the best interest of the shareholders because it is unnecessary and will introduce uncertainty for the reasons explained below:

•	The Systems have presented substantially similar shareholder proposals at each of the last four annual meetings of shareholders, and our shareholders decisively rejected all four proposals.

•
There is little evidence of a need to change the current voting standard in the Company’s case.  Concerns that directors will be elected with one vote are unfounded where our directors have been elected by high margins, as discussed below.

•
The shareholder proposal is unnecessary because the Company has already addressed the issue raised by the proposal.  Under the Company’s Corporate Governance Guidelines, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote.  The Nominating and Corporate Governance Committee and the Board must then act upon the tendered resignation, culminating with public disclosure explaining the Board’s decision and decision-making process.

•
The shareholder proposal cannot be implemented as written under California law.  The shareholder proposal calls for directors in uncontested elections to be elected by a “majority of votes cast” standard, but California law permits either a plurality voting standard, which the Company uses, or, since 2007, an unusual standard known as “approval of the shareholders,” which is described below.  The “majority of votes cast” standard called for by the shareholder proposal is not one of the two standards permissible under California law; rather, it appears to have been proposed based on the incorrect assumption that California law is the same as the law of other states, such as Delaware.  Implementing the majority vote standard as proposed would create unnecessary legal and corporate governance uncertainty for the Company since it would conflict with California law.

•
The permissible “approval of the shareholders” standard differs significantly from the “majority of votes cast” standard sought by the shareholder proposal.  Under the “approval of the shareholders” standard, and unlike a “majority of votes cast” standard, the director must receive an absolute minimum number of affirmative votes.  That minimum number is a majority of the required quorum for the meeting.  This standard is unusual in corporate elections.  Applying this standard would mean that even if there are no “withheld” votes with respect to a director (i.e., there was no indication of any disapproval of the director), that director would fail to be elected if he or she does not receive an absolute minimum number of affirmative votes.

•
An additional disadvantage to adopting the “approval of the shareholders” standard is that by doing so, the Company will also be required to terminate within 90 days the directorship of all directors who fail to be elected under that voting

Superior Industries International, Inc.	2011 Proxy Statement

standard, regardless of whether a successor has been qualified, nominated and appointed and regardless of whether it is in the best interests of the Company and its shareholders.  As a result of adopting the “approval of the shareholders” standard as advocated by the Systems, our board is denied any role in determining the status of an unelected director after 90 days, and the Company would be put at risk of being unable to timely fill board vacancies.

How are the Company’s Directors Currently Elected?  The Company is a California corporation and, as a result, has adopted a voting standard for the election of directors that complies with California law and that we believe is the generally accepted standard for director elections.  The Company’s voting standard provides that directors are elected by a plurality of votes cast.  For the Company, this means that the nominees for director receiving the highest number of “For” votes cast at the Company’s annual meeting are elected as directors to fill the number of open positions on the Board.  This approach is time-tested and well supported.  Last year, all three nominated directors were elected with significantly more than 50% of the votes cast, suggesting that the Systems’ concern that a director could be elected despite a substantial number of withhold votes is largely a theoretical issue.  Thus, we believe the Company’s Corporate Governance Guidelines provide a measured and balanced approach through a post-election director resignation policy.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of shares of Common Stock represented and voting at the Annual Meeting at which a quorum is present, together with the affirmative vote of at least a majority of the required quorum.  Shares of Common Stock that are voted “FOR”, “AGAINST” or “ABSTAIN” on the proposal are treated as being present at the Annual Meeting for purposes of establishing the quorum, but only shares of Common Stock voted “FOR” or “AGAINST” are treated as shares of Common Stock “represented and voting” at the Annual Meeting with respect to the proposal.  Accordingly, abstentions will be counted for purposes of determining the presence or absence of the quorum for the transaction of business.  However, abstentions and broker non-votes will not be counted for purposes of determining the number of shares “represented and voting” with respect to the proposal.

THE SUPERIOR BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS
THAT YOU VOTE AGAINST PROPOSAL 5.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis (this “CD&A”), we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Following this CD&A, under the heading “Executive Compensation” you will find a series of tables and narrative disclosure containing specific data about the compensation earned in 2010 by the following individuals, whom we refer to as our Named Executive Officers:

•	Steven J. Borick – Chairman, Chief Executive Officer and President;
•	Kerry A. Shiba – Senior Vice President and Chief Financial Officer (since October 7, 2010);
•	Emil J. Fanelli – Vice President – Accounting & External Reporting and acting Chief Financial Officer (from October 23, 2009 to October 7, 2010);
•	Michael J. O’Rourke – Executive Vice President – Sales, Marketing and Operations;
•	Parveen Kakar – Senior Vice President, Corporate Engineering and Product Development;
•	Robert A. Earnest – Vice President, General Counsel and Corporate Secretary; and
•	Kenneth A. Stakas – Senior Vice President, Manufacturing, (separated from service on September 21, 2010).

Executive Summary

Our Business. Superior Industries International, Inc. is headquartered in Van Nuys, California.  Our principal business is design and manufacture of aluminum road wheels for sale to original equipment manufacturers (“OEM”). We are one of the largest suppliers of cast and forged aluminum wheels to the world’s leading automobile and light truck manufacturers, with wheel manufacturing operations in the United States and Mexico.  The Company was founded by Louis L. Borick, who continues to serve on our Board as Founding Chairman.  He is succeeded by his son, Mr. Steven J. Borick, as the Chairman, Chief Executive Officer and President of the Company.

Our Business Strategy and Evolution of the OEM Industry. Beginning with the third quarter of 2008, the automotive industry

Superior Industries International, Inc.	2011 Proxy Statement

was negatively impacted by the continued dramatic shift away from full-size trucks and SUVs caused by continuing high fuel prices, rapidly rising commodity prices and the tightening of consumer credit due to the then deteriorating financial markets. Our OEM customers announced unprecedented restructuring actions, culminating in the bankruptcy reorganization of Chrysler and GM in 2009.

During 2009 and 2010 we took steps to manage our costs and rationalize our production capacity after this downturn in our industry, including closures of manufacturing facilities in Kansas, and California, along with significant workforce reductions in our other North American plants.  We continue to strive to increase our operating margins from current operating levels by aligning our plant capacity with industry demand and aggressively implementing cost-saving strategies to enable us to meet customer-pricing expectations.

These cost-saving measures, as well as the turn-around experienced in the North American automobile industry in 2010, were significant to our operating and financial results for 2010, as demonstrated by the following:

•	Total revenues increased $300.7 million over 2009;
•	Gross profit increased by $100.1 million to $90.0 million from a loss of $10.1 million in 2009;
•	Income from operations increased $105.0 million to $60.4 million from a loss of $44.6 million in 2009;
•	Net income and earnings per share increased to $50.4 million and $1.88 per diluted share from a net loss of $94.1 million and a loss per share of $3.53 in 2009; and
•	Our closing stock price increased from $15.30 on December 31, 2009 to $21.22 on December 31, 2010.

Reflective of our compensation philosophy of pay for performance, the short- and long-term compensation of our Named Executive Officers in 2010 correlated directly with these improvements in our operational and financial performance in 2010 and the increase in stock price over that period.  For example:

•
In 2009 and prior years, the annual bonus structures we had in place indirectly correlated to Company performance.  For 2010, we changed the metrics in the annual bonus plans for our CEO and other Named Executive Officers to targeted increases in adjusted pretax income, coupled with an individual performance component.  We believe that using these financial performance measures in the bonus plans helped to focus management on operational efficiencies that helped us achieve the significantly improved financial results illustrated above.

•
Similarly, the value of equity awards granted to our Named Executive Officers in 2010 and prior years increased directly with the increase in our stock price in 2010, illustrating a close alignment of the financial interests of management and our other shareholders.

Continuous Improvement in Compensation Practices.  Our Compensation and Benefits Committee (the “Compensation Committee”) is mindful of evolving practices in executive compensation and corporate governance.  The following are some of our recently-implemented and long-standing compensation practices that we believe contribute to good governance.  For example:

•	We do not provide tax gross-up protection for change in control excise taxes or for any other compensation to our Named Executive Officers.
•	None of our Named Executive Officers, other than our CEO, has an employment or severance agreement.
•
The change in control definition contained in our 2008 Equity Incentive Plan and our CEO Employment Agreement is not a “liberal” definition that would be activated on mere shareholder approval of a transaction.

•	Our 2008 Equity Incentive Plan expressly prohibits repricing of options or stock appreciation rights (directly or indirectly) without prior shareholder approval.
•
Our annual incentive plans, including the proposed CEO Annual Incentive Performance Plan, which is proposed to be approved by the shareholders at the Annual Meeting, are performance-based and have appropriate caps on bonus payouts.  We have no history or intention of changing performance metrics mid-year.

•
None of our directors or executive officers engages in hedging activities involving Company stock.  Moreover, our insider trading policy expressly prohibits any employee or director from engaging in hedging activities involving Company stock, such as collars, forward sales, equity swaps or other similar arrangements.

Brief Summary of Our Compensation Program for 2010.  The following provides a brief overview of our fiscal 2010 compensation program as detailed later in this CD&A:

•
The main objectives of our compensation program are paying for performance, aligning our Named Executive Officers' interests with those of our shareholders, and attracting and retaining qualified executives who can help us achieve and expand our business objectives.

Superior Industries International, Inc.	2011 Proxy Statement

•
There were no material changes to our compensation philosophy, objectives, or components from 2009 to 2010, except that we introduced restricted stock awards into our equity grant program in 2010 to facilitate the retention of key employees, and we instituted a new short-term incentive program for 2010 to provide annual cash bonuses contingent on the attainment of targeted levels of pretax income.

•
The Compensation Committee of our Board of Directors is fully independent and makes all final compensation decisions regarding our Chief Executive Officer and recommendations to the Board regarding compensation for our other Named Executive Officers.

•
Management and the Compensation Committee engaged a compensation consultant in 2010 to provide expertise on program design and implementation. Our Chief Executive Officer also provides input on compensation programs and policies and makes recommendations to the Compensation Committee with regard to compensation for our Named Executive Officers other than himself.

•	The total direct compensation awarded to our Named Executive Officers for 2010 consisted of base salary, annual cash incentive bonuses, stock options and restricted stock awards.

•
We encourage alignment of our Named Executive Officers' interests with those of our shareholders through the award of long-term equity grants. In fiscal 2010 this element of compensation to our CEO was awarded 100% in stock options that vest over four years.  For our other Named Executive Officers, the 2011 equity grant was awarded in stock options ranging from 56% to 86% and in restricted stock awards ranging from 14% to 44% which, in each case, vest ratably over a four-year period.  While less leveraged than stock options, restricted stock awards provide a stronger retention value in that they retain some value even if the stock price decreases.

•
Our CEO had an employment agreement with the Company that expired on December 31, 2010.  That agreement was replaced with an amended and restated Executive Employment Agreement with Mr. S. Borick, executed March 18, 2011, which entitles him to a severance payment of one year’s base salary upon his termination without cause (or three years’ base salary for involuntary termination within one year following a change in control of the Company).  We do not provide a gross up for taxes.

•	We do not have employment or severance agreements with any of our other Named Executive Officers.

•
Following a compensation risk assessment, described on page 23, the Compensation Committee determined that the Company’s compensation plans, programs and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to recruit, retain and motivate experienced and qualified executive talent.  They are designed to reward the achievement of annual and long-term strategic goals, with the ultimate objective of creating shareholder value.  This results in a significant portion of the compensation paid to the Named Executive Officers being tied to our financial performance and the future value of our common stock.  However, we also recognize that we must have the ability to compete successfully for exceptional executives.  Therefore, in addition to being strategically focused, it is essential to provide compensation that is competitive when compared to similar positions at comparable companies.

In designing and administering the compensation programs of the Named Executive Officers, the Compensation Committee attempts to strike a balance among the above elements, which are discussed in more detail below.  The Compensation Committee considers the pay practices of comparable companies to determine the appropriate pay mix and compensation levels, as well as our own specific short and long-term strategic objectives.  The following section describes the various methods the Compensation Committee uses in its design, administration and oversight of the compensation programs for the Named Executive Officers.

Methodology for Establishing Compensation

The Compensation Committee has direct responsibility for making recommendations to the Board regarding the approval, amendment or termination of our executive compensation plans and programs.  The Compensation Committee establishes the annual compensation of our Chairman and CEO.  It also reviews the compensation for our other executive officers and makes recommendations to the Board of Directors.  The Compensation Committee has the authority to retain the services of outside advisors and experts.

Consistent with its charter, the Compensation Committee is composed of three directors.  Each member of the Compensation Committee is independent, as determined by our Board of Directors and based on the NYSE listing standards.  Their independence from management allows the Committee members

Superior Industries International, Inc.	2011 Proxy Statement

to apply independent judgment when designing and overseeing our compensation program and in making pay decisions.

Setting Executive Compensation

 The Compensation Committee is responsible for establishing the annual compensation of our CEO.  For the remaining Named Executive Officers and other executives, the CEO recommends compensation levels and specific components of compensation.  The Compensation Committee reviews these recommendations and adjusts them as it deems appropriate before approving or recommending any changes.

As a result of domestic insolvency and foreign competition in the aluminum wheel industry specifically and with the automotive OEM suppliers generally, the Compensation Committee is not currently able to identify a direct peer group for comparing the Company’s compensation practices.  Instead, the Compensation Committee reviews broad-based third-party compensation surveys covering a wide array of public companies, some larger and some smaller than we are, to obtain a general understanding of current compensation practices.  In 2010, the Compensation Committee relied primarily on the published surveys of Towers Watson Data Service (for all for-profit organizations with 2,500 employees or more located on the West Coast), Salary.com, Inc. (for durable goods manufacturers with revenues between $500 million and $1 billion located either in the state or metropolitan area where the Named Executive Officer is based) and Economic Research Institute (for all industries with revenue of $1 billion in the Named Executive Officers’ metropolitan area).  These compensation surveys provide valuable data for subjective review and confirmation of the equanimity of the salaries paid to the Named Executive Officers.  The data also give the Compensation Committee valid information concerning market pay practices regarding the pay mix among base salary, annual bonus and long-term incentives.  The Compensation Committee may diverge from the survey data to recognize exceptional talent and meet local labor market conditions, and may provide other benefits to recruit, retain and motivate highly qualified executives.

In 2010, the Company retained a compensation consultant, LTC Performance Strategies Incorporated, to assist in reviewing our current pay practices and to update the job grading system to meet the Company’s stated goals for retaining and motivating executives.  The compensation consultant  also prepared updated salary surveys and provided analysis and advice to the Compensation Committee.  LTC Performance Strategies does not provide any other services to the Company.

2010 Executive Compensation Components

For the fiscal year ended December 26, 2010, the principal components of compensation for Named Executive Officers were:
•	Base salary;
•	Performance-based annual incentive compensation;
•	Long-term equity incentive compensation;
•	Retirement and similar benefits; and
•	Other benefits.

The Compensation Committee does not use a specific formula for allocating compensation among the various components.  Instead, the Compensation Committee considers market pay practices and whether the total compensation package is fair, reasonable and in accordance with the interests of our shareholders.

Base Salary

Base salary provides a fixed element of compensation that competitively rewards the executive’s skills experience and contributions to the Company.  The base salary of Mr. Steven J. Borick was established in his employment agreement effective January 1, 2005, at a minimum of $750,000.  Effective January 1, 2008, the Compensation Committee increased Mr. S. Borick’s annual base salary to $850,000.  Mr. S. Borick’s annual base salary remained at this level for 2010.

For Named Executive Officers other than the CEO, base salary adjustments are based on recommendations of the CEO to the Compensation Committee, taking into account the executive’s performance.  In setting 2010 salaries, the CEO and the Compensation Committee reviewed the analysis and findings of the compensation consultant, as well as executive officer compensation survey data from Towers Watson Data Service, Salary.com, Inc., and the Economic Research Institute.  Compensation data is obtained from these sources to ensure that we continue to reward our principal executives with competitive compensation.

Base salaries for Named Executive Officers other than the CEO are generally adjusted when deemed necessary to meet market competition or when appropriate to recognize increased responsibilities.  The last such adjustment for each of the Named Executive Officers other than Mr. Shiba was in February, 2010.  Since Mr. Shiba joined the Company on October 7, 2010, he has not received a salary increase.

Performance-Based Annual Incentive Compensation

2010 was a year of transition to make important improvements to the short-term incentive program.  Prior year programs awards indirectly correlated to Company performance and the Compensation Committee determined that the prior short-term compensation system was out of step with the market, which served as an impediment to attracting and retaining high-caliber talent.  The 2010 short-term incentive programs were

Superior Industries International, Inc.	2011 Proxy Statement

designed to provide a closer correlation to Company performance by using pretax income as a payout metric, coupled with an individual performance component.

Mr. Steven Borick, our President and CEO, earned an $850,000 bonus in 2010 CEO Annual Incentive Performance Plan (the “2010 CEO Bonus Plan”).  Under the 2010 CEO Bonus Plan, Mr. S. Borick was eligible to receive a cash bonus ranging from 10% to 100% of his base salary depending on the Company’s earnings results as compared to the Targeted Pre-tax Income (“PTI”) target, which was set considering pre-tax, pre-equity income before any income tax provision or benefit.  The 2010 CEO Bonus Plan contained fixed and discretionary components.  A fixed amount, expressed as a percentage of base salary, was payable based on the level of PTI attained.  Depending on the level of PTI attained, the CEO could be awarded an additional bonus, up to a maximum percentage of base salary, at the discretion of the Compensation Committee, which was primarily tied to the development of a long-term strategic initiative for the Company.

The following table illustrates the payout opportunities and amounts paid under the fixed and discretionary components of the 2010 CEO Bonus Plan:

PTI Goal ($)	% of PTI Target	Fixed % of CEO Salary Payable	Maximum Discretionary % of Salary Payable	PTI Achieved as % of Target	Fixed % of CEO Salary Earned	Discretionary % of Salary Awarded	Total Amount Paid
-	< 100%	-	Discretionary	314%	50%	50%	$850,000
18,115,000	100%	10%	15%
27,172,500	150%	25%	25%
36,230,000	200%	50%	50%

The Compensation Committee based the CEO’s discretionary bonus on the development and presentation of a long-term strategic initiative for the Company.  This initiative was facilitated by our CEO in conjunction with senior executives of the Company and provides a long-term vision for the Company.

In March 2010, the Company instituted a new Employee Incentive Plan to provide annual cash incentives to our Named Executive Officers and other high ranking executives, other than the CEO.  Under the Employee Incentive Plan, each participant was eligible to receive a cash bonus ranging from 15% to 30% or more of his or her base salary depending on the Company’s earnings results as compared to the PTI target.  Similar to the 2010 CEO Bonus Plan, the Employee Incentive Plan contained fixed and discretionary components.  A fixed amount, expressed as a percentage of base salary, was payable based on the level of PTI attained.  Depending on the level of the PTI attained, the participant could be awarded an additional bonus, up to a maximum percentage of base salary, at the discretion of the Compensation Committee, based on achievement against pre-specified individual performance goals.

The following table illustrates the payout opportunities and amounts paid under the fixed component of the Employee Incentive Plan for 2010:

PTI Goal ($)	% of PTI Target	Fixed % of Salary Payable	Maximum Discretionary % of Salary Payable	PTI Achieved as % of Target	Fixed % of Salary Earned
-	< 100%	-	Discretionary	314%	30%
18,115,000	100%	15%	5%
27,172,500	150%	25%	5%
36,230,000	200%	30%	52.5%

Superior Industries International, Inc.	2011 Proxy Statement

The following table shows the total amounts paid to the Named Executive Officers under the Employee Incentive Plan for 2010, including the discretionary bonus amounts:

Name	Total Amount Paid	Amount Paid as % of Salary
K. Shiba	$26,701 (1)	8.2%(1)
E. Fanelli	$65,600	32.0%
M. O’Rourke	$174,957	52.5%
P. Kakar	$96,750	45.0%
R. Earnest	$97,850	35.0%
K. Stakas	- (2)	- (2)

(1)	Mr. Shiba’s bonus was prorated as he began employment with the Company on October 7, 2010.

(2)	Mr. Stakas separated from service on September 21, 2010, thereby forfeiting his bonus for 2010.

The Company chose PTI as the performance metric in these two plans instead of earnings per share (“EPS”) because of the volatility in predicting the tax rate due to the impact of uncertain tax positions as well as the impact of valuation allowances.  If EPS were used, management could be unfairly rewarded or penalized for these unpredicted fluctuations in the tax rate.  PTI focuses on management’s performance in delivering operating income.

For 2011, the Compensation Committee further refined the short-term incentive program to use a payout matrix based on earnings before interest, taxes, depreciation and amortization (“EBITDA”), which provides for use of a consistent measure over time and allows for more consistent benchmarking.  A bonus pool will be funded expressed as a percentage of EBITDA.  Individual executive targets, expressed as a percentage of salary, will be benchmarked against the market for a specific position, and participant awards will be distributed in direct proportion to the Company’s EBITDA achievement, with a 20 to 30% adjustment for individual performance.  The Compensation Committee believes that this type of program will reinforce a Company culture based on team contribution towards results and provide a clear line of sight for participants to understand individual rewards.  The short-term incentive program for 2011 will be instituted under a new Annual Incentive Plan for employees other than the CEO and the new CEO AIP Plan, which is being submitted for shareholder approval at the Annual Meeting under Proposal 2 in this proxy statement.

Long-Term Equity Incentive Compensation

On May 30, 2008, our shareholders approved the 2008 Equity Incentive Plan to achieve four important goals:

•	Attract and retain qualified personnel for positions of substantial responsibility,
•	Motivate high levels of performance,
•	Recognize employee contributions to our success, and
•	Align the interests of plan participants with those of our shareholders.

Pursuant to this plan, the Compensation Committee has the authority to approve stock option awards, stock appreciation rights and stock awards in the form of either restricted stock or performance units.  In 2010, for the first time, the Compensation Committee approved awards of restricted stock for Company officers, excluding the CEO.  All ten officers received the same amount of restricted stock, totaling 4,000 shares.  Stock option awards and restricted stock have been the only long-term equity incentive awards approved.  However, the Compensation Committee continues to consider periodically other types of equity awards and re-evaluates whether such awards are consistent with our compensation philosophy and our shareholders’ interests.

The decision regarding how many stock options or shares of restricted stock are awarded to each Named Executive Officer is discretionary and is based on a number of factors:

•	market pay practices,
•	recent performance,
•	recent and expected contributions,
•	the number and timing of previous stock options awards granted and their exercise price, and
•	the total numbers of options to be granted.

Individual equity awards are based on recommendations of the CEO (other than with respect to his own awards), with the input of Human Resources, and then reviewed, adjusted as necessary, and approved by the Compensation Committee. The Compensation Committee considers market pay practices in this determination but does not solely rely on such data to identify the appropriate equity award levels.  In granting equity awards, the

Superior Industries International, Inc.	2011 Proxy Statement

Compensation Committee also considers our financial performance without regard to any specified formula.

Stock options awarded in 2010 vest twenty-five percent (25%) per year commencing one year after the grant date.  Therefore, the stock options take four years to vest fully.  Pursuant to the plan, the Compensation Committee may not adopt a vesting schedule shorter than a three-year ratable vesting schedule.  Although the Compensation Committee retains the authority to grant stock option awards using a different vesting schedule, such as performance-based vesting, the Compensation Committee selected time-based vesting for the current awards because of its stronger effect on the retention of executives which is particularly important in the current business environment for the OEM industry.

Restricted stock awards granted in 2010 vest twenty-five percent (25%) per year commencing one year after the grant date, which means that they take four years to vest fully.   Once the restricted stock is fully vested, a recipient may sell one-half of his or her total vested award.  The participant must retain the remaining half for a ten-year period beginning on the date of grant.  This requirement helps to ensure that our executives’ interests are aligned with those of our shareholders.  As with stock option awards, the Compensation Committee retains the authority to grant restricted stock using a performance-vesting schedule, but selected time-based vesting because of the stronger retention effect on executives.  Because restricted stock continues to have value even if the stock price falls below the grant date value, restricted stock awards have even stronger retention value than stock options, which enjoy higher upside leverage but have no current value if the stock price falls below the exercise price.

The Compensation Committee typically considers equity grants for its Named Executive Officers and other key employees annually.  The Committee decided in 2007 to set a fixed date for the issuance of annual equity awards.  Thus, equity awards are now approved one week after the release of earnings for the first quarter of the fiscal year, provided that all material information that might impact our stock price has been publicly disclosed.  In 2010, our annual equity awards were approved and granted to Named Executive Officers on April 29, 2010.  Pursuant to his employment agreement, Mr. Steven J. Borick was also entitled to an annual stock option grant of 120,000 shares per year, which was granted on March 1, 2010.

For new employees, the Compensation Committee may approve an equity grant on the employee’s date of hire or as soon thereafter as is practicable.  Further, the Compensation Committee reserves the authority to issue additional equity awards, as it may deem desirable.  Pursuant to the 2008 Equity Incentive Plan, the exercise price for all stock options will be set at the closing stock price on the date of grant.

Retirement and Similar Benefits

Prior to 2008, we generally entered into Salary Continuation Agreements with our Named Executive Officers.  In 2008, these individual agreements were replaced with the Salary Continuation Plan.  The Salary Continuation Plan provides that after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while in our employ prior to separation from service), we will pay to the individual, upon ceasing to be employed by us for any reason, a benefit equal to 30% of the individual's final average compensation over the preceding 36 months.  For employee participants, final average compensation includes only base salary.  The benefit is paid weekly and continues for the longer of 10 years or until death, provided death occurs more than 10 years after the employee’s retirement date.  The rights of Messrs. S. Borick, O’Rourke, Kakar and Fanelli have vested under the Salary Continuation Plan, while the rights of Mr. Earnest will vest in August 2016.  The Salary Continuance Plan was closed to new participants in 2011.  Mr. Stakas separated from service before vesting and forfeited his rights under the plan and Mr. Shiba is not a participant.

All employees may participate in our tax-qualified Savings and Retirement Plan which is a 401(k) plan.  For fiscal year 2008, we matched 100% of the first 1% of before-tax contributions made to the plan and 50% of such contributions over 1% and up to 6%.  However, we did not match employee contributions in excess of the legal limit of $16,500 in 2010.  Commencing January 1, 2008, all Company contributions are vested or will be 100% vested after two years of service.

Other Benefits

We provide our Named Executive Officers with incidental benefits that the Compensation Committee believes are reasonable and consistent with the competitive market.  The primary benefits are an automobile allowance and life insurance benefits.  In addition, the Named Executive Officers may participate in our health and welfare benefit plans that are available to other executives and employees.  Mr. S. Borick receives an annual car allowance and is permitted personal use of Company aircraft, as specified in footnote (4) to the Summary Compensation Table on page 25.  Also, as detailed in footnote (4) to the Summary Compensation Table, due to a change in the Company’s vacation policy in 2010, Mr., S. Borick was paid $124,816 accrued vacation pay in excess of the amount allowed under the new Company policy.

Employment Agreements

Effective January 1, 2005, we entered into an employment agreement with Mr. Steven J. Borick as President and Chief Executive Officer.  The agreement provides for:

Superior Industries International, Inc.	2011 Proxy Statement

•	a five year term, with a one-year renewal which expired on December 31, 2010,
•	a minimum annual base salary of $850,000 (The agreement provides annual base salary cannot fall below $750,000 and it is currently set at $850,000),
•
equity compensation commencing March 1, 2006, in the form of an annual stock option grant of 120,000 shares per year, plus the ability to participate in our annual grant, which is discretionary on the part of the Compensation Committee,

•	an automobile allowance,
•	life insurance, and
•	other customary employee benefits.

Pursuant to the 2005 employment agreement, if Mr. S. Borick’s employment were terminated by the Company without cause, he would receive one year’s base salary (currently $850,000), paid in twenty-six biweekly payments.  The agreement further provided that if his employment were terminated due to a change in control, Mr. S. Borick would receive three year’s base salary (i.e., $2,550,000), paid in seventy-eight biweekly payments.

No other Named Executive Officer has an agreement that provides for severance upon termination or change in control. There are no other benefits payable in the event of termination or change in control, except that our 2008 Equity Incentive Plan provides that all outstanding equity awards will become fully vested upon the occurrence of a change in control unless the award agreement provides otherwise or the award is assumed by the successor corporation.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), limits deductibility of certain compensation for the chief executive officer and the three other executive officers (other than the chief financial officer) who are highest paid and employed at year-end to $1 million per year.  If certain conditions are met, performance-based compensation may be excluded from this limitation. While we do not design our compensation programs solely for tax purposes, we do design our plans to be tax efficient for the Company where possible and where the design would not compromise our compensation philosophy or objectives.  For example, consistent with our compensation philosophy, the Compensation Committee structured our CEO’s prior incentive bonus plan to qualify any payments thereunder as deductible compensation expenses under Code Section 162(m).  This incentive bonus plan expired on January 1, 2010 and, as a result, the incentive compensation paid to Mr. S. Borick in 2010 did not meet the conditions necessary for deductibility.  In an effort to increase the tax efficiency of the Company’s compensation programs, Compensation Committee has approved a new incentive performance plan for Mr. S. Borick and is seeking shareholder approval of that plan at this Annual Meeting to qualify any payments thereunder as deductible compensation expenses.

Other than the incentive compensation paid to the CEO, the deductibility of the compensation paid to the other Named Executive Officers in 2010 was not limited by Code Section 162(m).

Risk Assessment of Overall Compensation Program

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all managers, including executive officers, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements do not encourage inappropriate risk taking that could impose unnecessary or excessive risk to the value of our Company or the investments of our shareholders. In connection with such review, the Compensation Committee identified certain internal and external factors that comprise the Company’s primary business risks, and then reviewed the Company’s incentive compensation arrangements for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate the identified business risks.  In conducting this assessment, the Compensation Committee considered the performance objectives and target levels used in connection with these incentive awards and also the features of the Company’s compensation program that are designed to mitigate compensation-related risk.  Based on such assessment, the Compensation Committee concluded that the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Superior Industries International, Inc.	2011 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on this review and discussion, the Compensation and Benefits Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of this Compensation Discussion and Analysis in this Proxy Statement and the incorporation of it by reference in the Annual Report on Form 10-K.

BY THE COMPENSATION AND BENEFITS COMMITTEE OF THE BOARD OF DIRECTORS

V. Bond Evans - Committee Chair
Sheldon I. Ausman
March 18, 2011	Michael J. Joyce

EXECUTIVE COMPENSATION

Table 1 – Summary Compensation Table

Table 1 below summarizes the total compensation paid or earned by each of the Company’s Named Executive Officers for the fiscal years ended December 26, 2010, December 27, 2009 and December 28, 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
			(A)	Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards (1)	Awards (2)	Compensation	Earnings (3)	Compensation (4)	Total
Principal Position	Year	$	$	$	$	$	$	$	$
Steven J. Borick	2010	$850,000	$-	$-	$467,966	$850,000	$271,130	$273,689	$2,712,785
Chairman, Chief Executive	2009	$850,000	$-	$-	$684,209	-	$162,783	$83,817	$1,780,809
Officer and President	2008	$849,615	$-	$-	$949,100	-	$32,230	$133,866	$1,964,811
Kerry A. Shiba (5)	2010	$71,250	$-	$70,840	$102,707	$26,701	$-	$-	$271,498
Senior Vice President and	2009	$-	$-	$-	$-	-	$-	$-	$-
Chief Financial Officer	2008	$-	$-	$-	$-	-	$-	$-	$-
Michael J. O'Rourke	2010	$331,875	$-	$65,280	$62,006	$174,957	$102,427	$25,438	$761,983
Executive Vice President - Sales,	2009	$291,250	$10,000	$-	$97,525	-	$56,480	$17,465	$472,720
Marketing and Operations	2008	$260,577	$-	$-	$121,779	-	$20,269	$17,326	$419,951
Robert A. Earnest	2010	$277,754	$-	$65,280	$20,669	$97,580	$63,237	$19,865	$544,385
Vice President - General	2009	$260,078	$10,000	$-	$50,883	-	$32,819	$17,465	$371,245
Counsel and Corporate Secretary	2008	$250,154	$15,420	$-	$99,268	-	$254,120	$17,454	$636,416
Parveen Kakar	2010	$208,077	$-	$65,280	$20,669	$96,750	$44,336	$14,919	$450,031
Senior Vice President Corporate	2009	$198,079	$10,000	$-	$29,682	-	$26,375	$7,071	$271,207
Engineering and Corp. Dev.	2008	$176,205		$-	$83,031	-	$-	$6,230	$265,465
Emil J. Fanelli (5)	2010	$204,231	$-	$65,280	$20,669	$65,600	$39,735	$24,680	$420,195
Vice President and Corporate	2009	$183,025	$10,000	$-	$42,402	-	$13,304	$15,584	$264,315
Controller	2008	$178,702	$-	$-	$83,031	-	$-	$15,075	$276,808
Kenneth A. Stakas (6)	2010	$173,004	$-	$65,280	$20,669	$-	$-	$251,013	$509,966
Senior Vice President,	2009	$230,625	$10,000	$-	$50,883	-	$40,337	$9,858	$341,703
Manufacturing	2008	$229,760	$-	$-	$99,638	-	$448,383	$138,259	$916,040

Superior Industries International, Inc.	2011 Proxy Statement

(1)
Reflects the aggregate grant date fair value of restricted stock awards granted pursuant to the Company’s 2008 Equity Incentive Plan to the Named Executive Officer during the fiscal year ended December 26, 2010.  The fair value was computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on December 23, 2010 of $21.47.

(2)
Reflects the aggregate grant date fair value of option awards granted pursuant to the Company’s 2008 Equity Incentive Plan to each of the Named Executive Officers during the fiscal years ended December 26, 2010, December 27, 2009 and December 28, 2008 computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 12 to the Company’s audited financial statements for the fiscal year ended December 26, 2010, included in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”).

(3)
Reflects the amounts of the actuarial increase in the present value of each Named Executive Officer’s benefits under the Company’s Salary Continuation Plan (“SCP”), determined using the same assumptions used for financial statement reporting purposes for the fiscal years ended December 26, 2010, December 27, 2009 and December 28, 2008, as reflected in Note 9 to the Company’s audited financial statements referred to in footnote (2) above.  During 2008, there was an actuarial decrease in the present value of Mr. Fanelli’s SCP benefit of $8,779.  The rights of Messrs. S. Borick, O’Rourke, Kakar and Fanelli have vested under the SCP, while the rights of Mr. Earnest will vest in August 2016.  Messrs. Earnest and Stakas were initially enrolled in the SCP in 2008.  The SCP was closed to new participants in 2011.  Mr. Stakas separated from service with the Company on September 21, 2010, resulting in the reversal of the present value of his SCP liability.  There are no other nonqualified deferred compensation arrangements with the Named Executive Officers.

(4)
The amounts shown include matching contributions allocated by the Company to each Named Executive Officer pursuant to the employee retirement savings plan, and the value attributable to life insurance premiums paid by the Company on behalf of the Named Executive Officers.  Due to a change in the Company’s vacation policy during 2010, Mr. S. Borick was paid $124,816, representing accrued vacation pay in excess of the amount allowed under the new Company policy.  Mr. S. Borick’s other compensation in 2010 also included an annual car allowance totaling $36,000, and imputed income for the personal use of the Company aircraft totaling $111,583.

With respect to the non-business use of the Company aircraft, the amount required to be reported represents the incremental cost of providing the benefit and not the total cost or the value of the benefit to the recipient.  The Company has computed the incremental aircraft cost on a per hour basis by including:

•	The cost of fuel, oil, catering expenses and crew travel expenses;
•	Landing, parking, flight planning, customs and similar fees;
•	The cost of flight-related maintenance; and
•	The dollar value of the lost tax deductions for expenses that exceed the amounts reported as income for our Named Executive Officers.

(5)
Mr. Shiba was hired Senior Vice President and Chief Financial Officer (“CFO”) of the Company on October 7, 2010.  Accordingly, the amounts shown represent the various components of compensation since that date.  Mr. Fanelli, Vice President – Accounting & External Reporting and Chief Accounting Officer, had also assumed the role of acting CFO in October 2009 until the date of Mr. Shiba’s appointment.  However, the amounts shown represent the various components of Mr. Fanelli’s compensation for the entire year 2010.

(6)	Upon his separation from service with the Company, Mr. Stakas was paid severance totaling $237,084.

Superior Industries International, Inc.	2011 Proxy Statement

Table 2 – 2010 Grants of Plan Based Awards

Table 2 below summarizes grants of plan-based awards to each of the Company’s Named Executive Officers for the fiscal year ended December 26, 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(I)	(j)	(k)	(l)
									All Other
								All Other	Option
								Stock Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value
		Under Non-Equity			Under Equity			Shares of	Securities	Base Price	of Stock
		Incentive Plan Awards (1)			Incentive Plan Awards			Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards (2)
Name	Date	$	$	$	#	#	#	#	#	$/Share	$
Steven J. Borick	03/01/2010	-	-	-	-	-	-	-	120,000	$14.85	$467,966
		85,000	212,500	850,000				-	-	$-	$-
Kerry A. Shiba	10/28/2010	-	-	-	-	-	-		25,000	$17.71	$102,707
	10/28/2010							4,000	-	-	$70,840
		10,848	14,464	37,983
Michael J. O'Rourke	05/14/2010	-	-	-	-	-	-		15,000	$16.32	$62,006
	05/14/2010							4,000	-	-	$65,280
		49,969	66,625	174,957
Robert A. Earnest	05/14/2010	-	-	-	-	-	-		5,000	$16.32	$20,669
	05/14/2010							4,000	-	-	$65,280
		41,820	55,760	146,426
Parveen Kakar	05/14/2010	-	-	-	-	-	-		5,000	$16.32	$20,669
	05/14/2010							4,000	-	-	$65,280
		32,250	43,000	112,918
Emil J. Fanelli	05/14/2010	-	-	-	-	-	-		5,000	$16.32	$20,669
	05/14/2010							4,000	-	-	$65,280
		30,750	41,000	107,666
Kenneth A. Stakas	05/14/2010	-	-	-	-	-	-		5,000	$16.32	$20,669
	05/14/2010							4,000	-	-	$65,280

(1)
In 2010 the Company instituted a new Employee Incentive Plan to provide annual cash incentives to our Named Executive Officers.  Under the Employee Incentive Plan, each participant was eligible to receive a cash bonus equal to a percentage of his base salary depending on the Company’s results as compared to a target amount of pre-tax, pre-equity income.  Depending on the level of the target attained, an additional bonus, up to a maximum percentage of base salary, could also be awarded based on achievement of pre-specified individual performance goals.  Detailed information regarding these plans for the CEO and the other Named Executive Officers can be found under Compensation Discussion and Analysis – 2010 Executive Compensation Components – Performance-Based Annual Incentive Compensation in this Proxy Statement.

(2)
Reflects the aggregate grant date fair value of restricted stock and option awards granted pursuant to the Company’s 2008 Equity Incentive Plan to each of the Named Executive Officers during the fiscal year ended December 26, 2010 as computed in accordance with FASB ACS Topic 718.  The grant date fair value of restricted stock awards was based on the closing price of the Company’s common stock on December 23, 2010 of $21.47.  Assumptions used in the calculation of grant date for value of option awards are included in Note 12 to the Company’s audited financial statements for the fiscal year ended December 26, 2010, included in the Company’s Annual Report on Form 10-K, as filed with the SEC.

Mr. S. Borick’s employment agreement with the Company as in effect during 2010 provided a guaranteed minimum base salary of $750,000 and an annual grant of 120,000 stock options.

Each of the option grants shown in the 2010 Grants of Plan-Based Award Table has a term of 10 years and vests as to 25% of the shares on the first, second, third and fourth anniversaries of the grant date.

Each of the restricted stock grants shown in the 2010 Grants of Plan-Based Award Table has a term of 10 years and vests as to 25% of the shares on the first, second, third and fourth anniversaries of the grant date.

Superior Industries International, Inc.	2011 Proxy Statement

Table 3 – Outstanding Equity Awards at 2010 Fiscal Year End

Table 3 below summarizes the total outstanding equity awards for each of the Company’s Named Executive Officers as of December 26, 2010.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity				Market	Awards:	Payout
			Incentive			Number	Value of	Number of	Value of
			Plan			of Shares	Shares	Unearned	Unearned
		Number of	Awards:			or Units	or Units	Shares,	Shares,
	Number of	Securities	Number of			of Stock	of Stock	Units or	Units or
	Securities	Underlying	Securities			That	That	Other	Other
	Underlying	Unexercised	Underlying	Option		Have	Have	Rights That	Rights That
	Unexercised	Options	Unexercised	Exercise	Option	Not	Not	Have Not	Have Not
	Options	Unexercisable (#)	Unearned	Price	Expiration	Vested (1)	Vested (2)	Vested	Vested
Name	Exercisable (#)	(1)	Options (#)	($)	Date	(#)	($)	(#)	($)
Steven J. Borick		120,000		$14.85	03/01/2020	-	-	-	-
	20,000	60,000	-	$15.17	08/14/2019	-	-	-	-
	30,000	90,000	-	$10.09	03/02/2019	-	-	-	-
	37,500	37,500	-	$21.84	05/16/2018	-	-	-	-
	60,000	60,000	-	$17.70	03/03/2018	-	-	-	-
	37,500	12,500	-	$18.55	12/12/2017	-	-	-	-
	90,000	30,000	-	$21.72	03/16/2017	-	-	-	-
	200,000	-	-	$17.56	08/09/2016	-	-	-	-
	120,000	-	-	$21.97	03/01/2016	-	-	-	-
	150,000	-	-	$25.00	03/23/2015	-	-	-	-
	100,000	-	-	$34.08	04/30/2014	-	-	-	-
	200,000	-	-	$43.22	12/19/2013	-	-	-	-
	50,000	-	-	$42.75	10/09/2012	-	-	-	-
	60,000	-	-	$36.87	09/20/2011	-	-	-	-
Kerry A. Shiba	-	25,000	-	$17.71	10/28/2020	4,000	$85,880	-	-
Michael J. O'Rourke		15,000		$16.32	05/14/2020	4,000	$85,880
	5,750	17,250	-	$15.17	08/14/2019	-	-	-	-
	11,000	11,000	-	$21.84	05/16/2018	-	-	-	-
	11,250	3,750	-	$18.55	12/12/2017	-	-	-	-
	35,000	-	-	$17.56	08/09/2016	-	-	-	-
	25,000	-	-	$25.00	03/23/2015	-	-	-	-
	7,500	-	-	$34.08	04/30/2014	-	-	-	-
	11,249	-	-	$43.22	12/19/2013	-	-	-	-
	3,751	-	-	$42.87	12/19/2013	-	-	-	-
	5,000	-	-	$42.75	10/09/2012	-	-	-	-
	5,000	-	-	$36.20	10/09/2012	-	-	-	-
	2,499	-	-	$36.87	09/20/2011	-	-	-	-
	7,501	-	-	$29.40	09/20/2011	-	-	-	-
Robert A. Earnest		5,000		$16.32	05/14/2020	4,000	$85,880
	-	9,000	-	$15.17	08/14/2019	-	-	-	-
	9,000	9,000	-	$21.84	05/16/2018	-	-	-	-
	9,000	3,000	-	$18.55	12/12/2017	-	-	-	-
	10,000	-	-	$21.72	08/21/2016	-	-	-	-
Parveen Kakar		5,000		$16.32	05/14/2020	4,000	$85,880
	750	11,250	-	$15.17	08/14/2019	-	-	-	-
	7,500	7,500	-	$21.84	05/16/2018	-	-	-	-
	9,000	3,000	-	$18.55	12/12/2017	-	-	-	-
	20,000	-		$17.56	11/02/2016
	15,000	-		$25.00	03/23/2015
	1,500	-		$34.08	05/10/2014
	2,250	-		$43.22	01/09/2014
	750	-		$42.87	12/19/2013
	1,500	-		$42.75	10/28/2012
	1,500	-		$36.20	10/09/2012
	500	-		$36.87	01/17/2012
	1,500	-		$29.40	09/20/2011
Emil J. Fanelli	-	5,000		$16.32	05/14/2020	4,000	$85,880
	-	7,500		$15.17	08/14/2019	-	-	-	-
	7,500	7,500	-	$21.84	05/16/2018	-	-	-	-
	3,750	3,750	-	$18.55	12/12/2017	-	-	-	-
	15,000	-	-	$25.00	03/23/2015	-	-	-	-
	2,500	-	-	$34.08	04/30/2014	-	-	-	-
	3,749	-	-	$43.22	12/19/2013	-	-	-	-
	1,251	-	-	$42.87	12/19/2013	-	-	-	-
	2,500	-	-	$42.75	10/09/2012	-	-	-	-
	1,250	-	-	$36.20	10/09/2012	-	-	-	-
	1,249	-	-	$42.77	05/14/2011	-	-	-	-
	1,251	-	-	$38.75	05/14/2011	-	-	-	-
Kenneth A. Stakas	-	-	-	-	-	-	-	-	-

Superior Industries International, Inc.	2011 Proxy Statement

(1)	All options vest at a rate of 25% per year over the first four years of the ten-year option term. All restricted shares vest at a rate of 25% per year over four years after the grant date.

(2)
Reflects the aggregate market value as of the Company’s fiscal year-end of restricted stock awards issued pursuant to the Company’s 2008 Equity Incentive Plan to each of the Named Executive Officers during the fiscal year ended December 26, 2010.  The fair value was computed with accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on December 23, 2010 of $21.47.

Table 4 – Option Exercises and Stock Vested in Fiscal Year 2010

Table 4 below summarizes the stock options exercised by the Company’s Named Executive Officers during the fiscal year ended December 26, 2010.  No stock awards vested during fiscal year 2010.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)
Steven J. Borick	-	-	-	-

Kerry A. Shiba	-	-	-	-

Michael J. O'Rourke	-	-	-	-

Robert A. Earnest	3,000	$13,265	-	-

Parveen Kakar	3,000	$15,591	-	-

Emil J. Fanelli	30,000	$50,206	-	-

Kenneth A. Stakas	3,000	$9,360	-	-

(1)
The value realized reported in column (c) above was computed by multiplying the number of shares for which the option was exercised by the excess of (i) the closing stock price of the Company’s common stock on the date of exercise over (ii) the exercise price per share.

Table 5 – Securities Authorized for Issuance Under Equity Compensation Plans

Table 5 below contains information about securities authorized for issuance under our equity compensation plans.  The features of these plans are described further in Note 12 to the Company’s audited financial statements for the fiscal year ended December 26, 2010, included in the Company’s Annual Report on Form 10-K, as filed with the SEC.

(a)	(b)	(c)	(d)
	Number of securities		Number of securities
	to be issued upon	Weighted-average	remaining available
	exercise of	exercise price of	for future issuances
	outstanding options,	outstanding options,	under equity
Plan Category	warrants and rights (1)	warrants and rights	compensation plans (2)
Equity Compensation Plans
approved by security holders	3,645,175	$23.04	2,443,000
Equity Compensation Plans not
approved by security holders	-	-	-

Total	3,645,175	$23.04	2,443,000

(1)	As of December 26, 2010, the average remaining term of all outstanding options is 5.9 years.

(2)	Represents the number of remaining shares available for grant as of December 26, 2010 under the Company’s 2008 Stock Incentive Plan. All shares

Superior Industries International, Inc.	2011 Proxy Statement

remaining available for future issuance as of December 26, 2010 may be used for grants of options or stock appreciation rights, whereas 60,000 of these shares may be granted as full-value awards.  As of March 21, 2011, there were 2,323,000 aggregate shares issuable pursuant to options granted under our 2008 Stock Incentive Plan.  Also as of March 21, 2011, there were 26,867,665 shares of the Company’s common stock issued and outstanding.

Table 6 – Pension Benefits

Table 6 below summarizes the present value of benefits under the Company’s Salary Continuation Plan (“SCP”) for each of the Company’s Named Executive Officers as of December 26, 2010.

(a)	(b)	(c)	(d)	(e)
		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last
	Plan	Service (2)	Benefit (3)	Fiscal
Name	Name (1)	(#)	($)	Year ($)

Steven J. Borick	Salary Continuation Plan	-	$1,915,093	$-

Kerry A. Shiba	Salary Continuation Plan	-	$-	$-

Michael J. O'Rourke	Salary Continuation Plan	-	$416,419	$-

Robert A. Earnest	Salary Continuation Plan	-	$350,176	$-

Parveen Kakar	Salary Continuation Plan	-	$205,076	$-

Emil J. Fanelli	Salary Continuation Plan	-	$587,801	$-

Kenneth A. Stakas	Salary Continuation Plan	-	$-	$-

(1)
The SCP provides a retirement benefit equal 30% of a participant’s final average compensation (base salary) over the 36 months preceding the month in which he or she incurs a separation from service.  The right to the retirement benefit vests on the earlier of an individually specified vesting date or the participant’s death or disability.  Except in the case of the participant’s death while employed by the Company, the vested retirement benefit commences on the later of the participant’s attainment of age 65 or separation from service (payments begin upon the participant’s death while employed by the Company).  The benefit is paid weekly and continues for the later of 10 years or until death, provided death occurs more than 10 years following the employee’s retirement date.

(2)
“Years of credited service” does not apply in the context of the SCP.  The rights of Messrs. S. Borick, O’Rourke, Kakar and Fanelli are vested under the SCP and, thus, are entitled to receive such amounts upon retirement.  The rights of Mr. Earnest vest in August 2016.  Mr. Stakas separated from service with the Company on September 21, 2010.  Mr. Shiba is not a participant in the SCP.

(3)
Represents the present value of accumulated benefits payable to each of the Named Executive Officers, under the SCP, determined using the same assumptions described in Note 9 to the Company’s audited financial statements for the fiscal year ended December 26, 2010, included in the Company’s Annual Report on Form 10-K, as filed with the SEC.

Nonqualified Deferred Compensation.  The Company does not have any nonqualified deferred compensation plan other than the SCP.

Potential Payments Upon Termination of Employment or Change in Control

Employment Agreement with Mr. S. Borick. As mentioned in the CD&A, we entered into an employment agreement with Mr. S. Borick on January 1, 2005, which expired on December 31, 2010.  Pursuant to the 2005 employment agreement, if Mr. S. Borick’s employment were terminated by the Company without cause, he would receive severance equal to one year’s base salary, paid over 12 months; reduced by 50% of any earnings he may have realized from subsequent employment.  The agreement further provided that if his employment were terminated due to a change in control, he would receive severance equal to three year’s base salary, paid over 36 months; reduced by 50% of any earnings realized from subsequent employment.  For any other terminations, the Company would have had no further obligation to Mr. Borick under the 2005 employment agreement other than to pay any accrued compensation and unreimbursed business expenses through the date of termination.

Superior Industries International, Inc.	2011 Proxy Statement

Any payment of severance under the 2005 employment agreement would have been conditioned on Mr. Borick signing a release of claims and would have been further conditioned on his compliance with a one year covenant not to solicit the Company’s customers or employees and certain covenants of confidentiality and non-disparagement.

Other Arrangements.  None of our other Named Executive Officers have an employment or other agreement with the Company that entitles him to severance upon termination of employment before or after a change in control.  The Salary Continuation Plan, in which all of our Named Executive Officers other than Messrs. Shiba and Stakas participate, provides salary continuation payments upon termination of employment due to retirement or death.

Summary of Potential Termination Payments and Benefits. The following table summarizes the value of the termination payments and benefits that each of our Named Executive Officers would receive if he had terminated employment on December 26, 2010 under the circumstances shown.  The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2010, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan, and death or disability benefits under our generally available welfare programs.  This table also does not include the value of unvested equity awards that vest on a change in control, as those amounts are shown in the next table and are not contingent on a termination of employment.

(all amounts in $)		Termination for Cause or Voluntary Resignation	Termination without Cause	Retirement	Death	Disability	Termination without Cause or Resignation For Good Reason in connection with a Change in Control
Name
Steven J. Borick
Cash Severance		-	850,000	-	-	-	2,550,000
Salary Continuation Plan	(1)	1,915,093	1,915,093	1,915,093	1,915,093	1,915,093	1,915,093
Total		1,915,093	2,765,093	1,915,093	1,915,093	1,915,093	4,465,093
Michael J. O'Rourke
Salary Continuation Plan	(1)	416,419	416,419	416,419	416,419	416,419	416,419
Robert A. Earnest
Salary Continuation Plan	(1)	-	-	-	350,176	350,176	-
Parveen Kakar
Salary Continuation Plan	(1)	205,076	205,076	205,076	205,076	205,076	205,076
Emil J. Fanelli
Salary Continuation Plan	(1)	587,801	587,801	587,801	587,801	587,801	587,801
Kerry A. Shiba	(2)	-	-	-	-	-	-
Kenneth A. Stakas	(3)	-	-	-	-	-	-

(1)
Represents the actuarially calculated present value of the Named Executive Officer’s vested account balance in the Salary Continuation Plan (SCP) as of December 26, 2010, determined using the same assumptions described in Note 9 to the Company’s audited financial statements for the fiscal year ended December 26, 2010, included in the Company’s Annual Report on Form 10-K, as filed with the SEC.  The rights of Messrs. S. Borick, O’Rourke, Kakar and Fanelli under the SCP are vested and, thus, each such officer is entitled to receive payments under the SCP upon the later of age 65 or his separation from service for any reason.  The rights of Mr. Earnest under the SCP vest in August 2016 or upon his earlier Death or Disability; therefore, if he had terminated employment on December 26, 2010 other than due to Death or Disability, he would not receive any benefit under the SCP.

(2)	Mr. Shiba is not a participant in the SCP.

(3)
Mr. Stakas separated from service on September 21, 2010.  He was not vested in the Salary Continuation Plan at that time and will not receive any benefits from that plan. Upon his separation from service with the Company, Mr. Stakas was paid severance totaling $237,084.

Superior Industries International, Inc.	2011 Proxy Statement

Change in Control Provisions Under Other Agreements.  The Company’s 2008 Stock Incentive Plan provides that a change in control occurs upon the occurrence of any of the following: (1) any person becomes the beneficial owner of securities representing 50% or more of the total voting power of the Company’s outstanding voting securities; (2) consummation of a sale or disposition by the Company of all or substantially all of its assets; (3) consummation of a merger or consolidation of the Company with any other corporation, unless the Company’s shareholders continue to control at least 50% of the total voting power of the successor entity; or (4) the shareholders of the Company approve a plan of complete liquidation of the Company.

The 2008 Stock Incentive Plan provides that, unless otherwise provided in an applicable award agreement, the occurrence of a change in control results in immediate vesting of outstanding equity awards, unless the awards are assumed by the successor company.

The following table shows the total additional value of the equity awards that would be payable to each of the Named Executive Officers under the accelerated vesting provisions of the 2008 Stock Incentive Plan upon the occurrence of a change in control as of December 26, 2010 and assuming that the successor company did not assume the awards.

Named Executive Officer	Stock Options ($) (1)	Restricted Stock ($) (2)	Total ($)
Steven J. Borick	2,459,300	-	2,459,300
Kerry A. Shiba	94,000	85,880	179,880
Michael J. O’Rourke	196,875	85,880	282,755
Robert A. Earnest	91,210	85,880	177,010
Parveen Kakar	105,385	85,880	191,185
Emil J. Fanelli	83,950	85,880	169,830
Kenneth A. Stakas (3)	-	-	-

(1)
Represents the value of the unvested awards at December 26, 2010.  Stock options are valued based the excess, if any, of (i) the closing price of our common stock on the New York Stock Exchange on December 23, 2010, the last trading day in our 2010 fiscal year, of $21.47, over (ii) the exercise price of the option.

(2)
Represents the value of the unvested awards at December 26, 2010.  Awards of restricted stock are valued based upon the closing price of our common stock on the New York Stock Exchange on December 23, 2010, the last trading day in our 2010 fiscal year, of $21.47.

(3)	Mr. Stakas separated from service on September 21, 2010. All of his unvested equity awards expired on that date.

Table 8 – 2010 Director Compensation

Table 8 below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 26, 2010.  See also Corporate Governance and the Board of Directors – Compensation of Directors in this Proxy Statement.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified	All
	Earned or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compensation
	Cash (2)	Awards (3)	Awards (3)	Compensation	Earnings (4)	(5)	Total
Name (1)	($)	($)	($)	($)	($)	($)	($)

Sheldon I. Ausman	$69,667	-	$20,669	-	$-	$-	$90,336

Louis L. Borick	$44,000	-	$20,669	-	$-	$966,804	$1,031,473

Phillip W. Colburn	$61,000	-	$20,669	-	$373	$-	$82,042

Margaret S. Dano	$67,167	-	$20,669	-	$9,520	$-	$97,356

V. Bond Evans	$55,000	-	$20,669	-	$426	$-	$76,095

Michael J. Joyce	$53,000	-	$20,669	-	$1,474	$-	$75,143

Francisco S. Uranga	$51,000	-	$20,669	-	$5,750	$-	$77,419

Superior Industries International, Inc.	2011 Proxy Statement

(1)
Mr. Steven J. Borick, Chairman, Chief Executive Officer and President, is not included in this table as he is an employee of the Company and, thus, receives no compensation for his services as Director.  The compensation received by Mr. S. Borick in 2010 is shown in Table 1 - Summary Compensation Table in this Proxy Statement.

(2)
All non-employee Directors of the Company not serving as Lead Director were each compensated $36,000 as an annual retainer fee during 2010.  The annual retainer fee for those serving as Lead Director was $46,000.  Mr. Ausman served as Lead Director until June 1, 2010, when Ms. Dano assumed that role.  All non-employee Directors also received $1,000 for each Board meeting attended, $2,000 for each committee meeting attended, or $2,500 for each committee meeting chaired.

(3)
Reflects the aggregate grant date fair value of option awards granted pursuant to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) to each of the non-employee Directors during the fiscal year ended December 26, 2010.  Assumptions used in the calculation of these amounts are included in Note 12 to the Company’s audited financial statements for the fiscal year ended December 26, 2010, included in the Company’s Annual Report on Form 10-K, as filed with the SEC.  As of December 26, 2010, each non-employee Director had the following number of options outstanding: Sheldon I. Ausman: 31,500; Louis L. Borick: 270,000; Phillip W. Colburn: 31,500; Margaret S. Dano: 20,000; V. Bond Evans: 31,500; Michael J. Joyce: 25,000; and Francisco S. Uranga: 20,000.  Options granted to non-employee Directors prior to the adoption of our 2008 Plan on May 30, 2008, vested one year from the date of grant.  Options granted under the 2008 Plan vest at a rate of 25% per year over the first four years of the ten-year option term.

(4)
Reflects the amounts of the actuarial increase in the present value of each non-employee Director’s benefits under the Company’s SCP, determined using the same assumptions used for financial statement reporting purposes for the fiscal year ended December 26, 2010, as reflected in Note 9 to the Company’s audited financial statements referred to in footnote (3) above.  The rights of Messrs. Ausman, S. Borick, Colburn, Evans and Joyce under the SCP have vested.  The rights of Ms. Dano and Uranga will vest on January 1, 2012.  Mr. L. Borick elected to begin receiving his SCP benefit as of March 1, 2007 – see footnote (6) below.  Information regarding the SCP can be found in Compensation Discussion and Analysis – 2010 Executive Compensation Components – Retirement and Similar Benefits in this Proxy Statement.  There are no other nonqualified deferred compensation arrangements with the non-employee Directors.

(5)
Effective January 1, 2005, pursuant to his 1994 Employment Agreement, Mr. L. Borick also began receiving annual retirement compensation equal to his annual base compensation as of December 31, 2004 of $1 million.  He received this amount, paid bi-weekly, through the end of 2009.  Beginning in 2010, and continuing for a maximum of ten years, Mr. L. Borick will receive one-half of such amount, or $500,000, paid bi-weekly.  This benefit shall cease in the event of Mr. L. Borick’s demise.

On January 1, 2005, the Company entered into a Services Agreement with Mr. L. Borick as Chairman of the Board, following the termination of his services as Chief Executive Officer under his 1994 Employment Agreement.  The Services Agreement provided annual compensation of $300,000, use of a company automobile, medical and dental benefits.  Effective March 1, 2007, pursuant to the Founding Chairman’s Services Agreement, Mr. L. Borick’s Services Agreement was amended to change his annual compensation from $300,000 to the same compensation plan applicable to all non-employee Directors.  As of that same date, Mr. L. Borick commenced receiving his benefits under the SCP, which totaled $300,000 per year.  Mr. L. Borick’s other compensation in 2010 included $164,655 for assisted living benefit expense, including related tax reimbursements of $69,505.

AUDIT AND NON-AUDIT FEES

Audit Fees

The aggregate fees billed by our independent registered public accounting firm, Deloitte & Touche LLP, for professional services in connection with the annual integrated audit and reviews of the quarterly financial statements, during the fiscal years ended December 26, 2010 and December 27, 2009 were $853,371 and $733,626, respectively.  Prior to May 7, 2009, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.  Total aggregate fees billed by PricewaterhouseCoopers LLP for the professional services mentioned above were $90,264.

Superior Industries International, Inc.	2011 Proxy Statement

Audit Related Fees

During our fiscal year ended December 27, 2009, Deloitte & Touche LLP billed us $21,000 for assistance that was provided in responding to a Securities and Exchange Commission comment letter received by us during the fourth quarter of 2009.  There were no audit related fees billed by Deloitte & Touche LLP in fiscal 2010 or 2009 while serving as our independent registered public accounting firm.

Tax Fees

The aggregate fees billed by Deloitte & Touche LLP for professional tax services during 2010 and 2009 were $20,000 and $23,730, respectively.  The aggregate fees billed by PricewaterhouseCoopers LLP, while serving as our independent registered public accounting firm, for professional tax services during the fiscal year ended December 27, 2009 were $30,204.  Tax fees consist of fees billed for professional services rendered for tax compliance, advice and planning.  Such services were for assistance in responding to requests from the tax authorities.

All Other Fees

There were no fees billed by our independent registered public accounting firm for any other services provided during the fiscal years ended December 26, 2010 and December 27, 2009.

The Audit Committee pre-approves all audit-related and all permissible non-audit services performed by our independent registered public accounting firm.  The Audit Committee has delegated to the Chair the authority to grant pre-approvals up to an aggregate of $25,000, provided such pre-approvals are presented to the full committee at the next meeting.

INDEPENDENT PUBLIC ACCOUNTANTS

Selection of Independent Accountants

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year ending December 25, 2011.  Deloitte & Touche LLP also audited our consolidated financial statements for the year ended December 26, 2010.  Our Board of Directors has unanimously endorsed the original selection of Deloitte & Touche LLP.  A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions and to make statements if they desire to do so.

Changes in Independent Accountants

On May 7, 2009, PricewaterhouseCoopers LLP (“PwC”) was dismissed as the Company’s independent registered public accounting firm.  Our Audit Committee participated in and approved the decision to change its independent registered public accounting firm.

The reports of PwC on the Company’s financial statements for the fiscal years ended December 31, 2008 and December 31, 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal year ended December 28, 2008 and December 30, 2007, and through May 7, 2009, there were no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

During the fiscal years ended December 28, 2008 and December 30, 2007, and through May 7, 2009, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the identification of a material weakness in internal control over financial reporting related to the completeness, accuracy and valuation of the accounting and disclosure of income taxes as of December 30, 2007 which was remediated as of December 28, 2008.

On May 28, 2009, the Audit Committee approved the engagement of Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ended December 27, 2009.

During the two fiscal years ended December 28, 2008 and December 30, 2007, and the subsequent interim period prior period to engaging Deloitte & Touche LLP, neither the Company nor anyone acting on behalf of the Company, consulted Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) or Regulation S-K).

Superior Industries International, Inc.	2011 Proxy Statement

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 26, 2010, and the notes thereto.

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 26, 2010 and the notes thereto.

The Audit Committee discussed with the Company’s independent registered public accounting firm, Deloitte and Touche LLP, the matters required to be discussed by the Statement on Auditing Standards (“SAS”) No. 61 (Communications with Audit Committees), as amended, and SAS No. 114 (The Auditor’s Communication with Those Charged with Governance).  The Audit Committee also received and discussed the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board (“PCAOB”) Rule 3526 (Communication with Audit Committees Concerning Independence) and the SEC and has discussed the independent registered public accounting firm’s independence from the Company and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2010.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Sheldon I. Ausman – Committee Chair
Philip W. Colburn
Margaret S. Dano
March 15, 2011

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Superior’s officers and directors, and persons who beneficially own more than 10% of a registered class of Superior’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC.  Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Superior with copies of all Forms 3, 4 and 5 that they file.  Based solely on Superior’s review of the copies of such forms it has received, including amendments, or written representations from certain reporting persons regarding Form 5s required for those persons, we believe that all our officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2010, except for a Form 5 filing by Mr. Joyce in 2011 to remedy an oversight to file one Form 4 related to his purchase of 1,300 shares of stock on August 23, 2010.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who wish to present proposals for action at the 2012 Annual Meeting of Shareholders must give written notice to the Corporate Secretary of the Company at 7800 Woodley Avenue, Van Nuys, California 91406. SEC rules require that such notice be given by December 7, 2011 in order for your proposal to be considered for inclusion in our proxy statement and form of proxy relating to that meeting.  With respect to proposals to be brought before our shareholders at the 2012 Annual Meeting of Shareholders other than through inclusion in our proxy statement and form of proxy, we must have notice of such proposals by at least 120 days in advance of such Annual Meeting with respect to director nomination proposals, and by February 20, 2012 with respect to all other matters, or our proxy for such meeting will confer discretionary authority on the persons named in the proxy to vote for such matters.

Superior Industries International, Inc.	2011 Proxy Statement

ANNUAL REPORT TO SHAREHOLDERS
AND OTHER MATTERS

Management does not know of any matters to be presented to the Annual Meeting other than those described above.  However, if other matters properly come before the Annual Meeting, those named in the proxy will vote the proxy using their best judgment on such matters, and by returning your proxy, you are giving them the discretionary authority to do so.

Our 2010 Annual Report to Shareholders, which has also been made available to shareholders along with this Proxy Statement, contains financial and other information about us, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulation 18 of the Exchange Act.  The information contained in the Compensation Committee Report and Audit Committee Report sections of this Proxy Statement shall not be deemed filed with the SEC or subject to Regulation 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

/s/ Steven J. Borick
By: Steven J. Borick
Chairman of the Board, C.E.O. and President

Van Nuys, California
Dated: April 5, 2011

THIS PROXY STATEMENT AND THE 2010 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ON WWW.PROXYVOTE.COM BY USING YOUR INDIVIDUAL 12 DIGIT NUMBER FOUND ON THE NOTICE OF INTERNET AVAILABILITY PREVIOUSLY SENT TO YOU.

WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT TO SHAREHOLDERS FOR 2010 AND OUR ANNUAL REPORT ON FORM 10-K INCLUDING OUR FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, FILED WITH THE SEC FOR FISCAL YEAR 2010 TO ANY BENEFICIAL OWNER OF THE COMPANY’S COMMON STOCK, AS OF THE RECORD DATE, UPON WRITTEN REQUEST TO SUPERIOR INDUSTRIES INTERNATIONAL, INC., 7800 WOODLEY AVENUE, VAN NUYS, CALIFORNIA 91406 ATTENTION: CHIEF FINANCIAL OFFICER.

Superior Industries International, Inc.	2011 Proxy Statement

APPENDIX A

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

CEO ANNUAL INCENTIVE PERFORMANCE PLAN

ARTICLE 1.

PURPOSE AND DURATION

Section 1.1. Purpose. The purpose of the Superior Industries International, Inc. CEO Annual Incentive Performance Plan is to motivate the Chief Executive Officer (“CEO”) to achieve performance objectives of the Company measured on an annual basis, which is intended to result in increased value to the shareholders of the Company.
Section 1.2. Duration. Conditioned upon shareholder approval at the 2010 annual meeting, the Plan is effective December 27, 2010.  The Plan will remain in effect through the date of the 2016 annual meeting of the Company’s shareholders, unless terminated earlier pursuant to Article 10.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a) “Administrator” means the Committee.
(b) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act, or any successor rule or regulation thereto.
(c) “Annual Performance Award” means an opportunity granted to the Participant to receive a payment of cash based in whole or part on the extent to which one or more Performance Goals for one or more Performance Measures are achieved for the Performance Period, subject to the conditions described in the Plan and that the Administrator otherwise imposes.
(d) “Base Salary” of the Participant means the annual rate of base pay in effect for the Participant during the Performance Period (or such other period as the Administrator may specify by action taken at the time of grant of an Annual Performance Award) and after any changes to the annual rate of base pay as a result of the annual performance appraisal process.  In the event that the annual rate of base pay has changed during the Performance Period and after the annual performance appraisal process, then Base Salary will be calculated by weighting the different annual rates of base pay by the number of days such rates were in effect.  For purposes of this calculation, the pre-change annual rate of base pay is treated as in effect from the beginning of the Performance Period to the date of change.
(e) “Board” means the Board of Directors of the Company.
(f) “Beneficiary” means the person or persons entitled to receive any amounts due to the Participant in the event of the Participant’s death as provided in Article 7.
(g) “Cause” means: (1) if the Participant is subject to an employment agreement that contains a definition of “cause”, such definition, or (2) otherwise, any of the following as determined by the Administrator: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or an Affiliate, or the Company’s or an Affiliate’s code of ethics, as then in effect, (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, (C) violation of any federal, state or local law in connection with the Participant’s employment, or (D) breach of any fiduciary duty to the Company or an Affiliate.
(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular provision of the Code shall be deemed to include the regulations thereunder and any successor provision or regulation thereto.
(i) “Company” means Superior Industries International, Inc., a California corporation, and any successor thereto as provided in Article 13.

Superior Industries International, Inc.	2011 Proxy Statement

(j) “Committee” means the Compensation and Benefits Committee of the Board, which shall consist of not less than three (3) members of the Board each of whom is a “non-employee director” as defined in Securities and Exchange Commission Rule 16b-3(b)(3), or as such term may be defined in any successor regulation under Section 16 of the Securities Exchange Act of 1934, as amended. In addition, each member of the Committee shall be an outside director within the meaning of Code Section 162(m).
(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular provision of the Exchange Act shall be deemed to include the regulations thereunder and any successor provision or regulation thereto.
(l) “Excluded Items” means any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, any unusual, nonrecurring, transition, one-time or similar items or charges, the diluted impact of goodwill on acquisitions, and any other items specified by the Administrator; provided that, for Annual Performance Awards intended to qualify as performance-based compensation under Code Section 162(m), the Administrator shall specify the Excluded Items in writing at the time the Annual Performance Award is made unless, after application of the Excluded Items, the amount payable under the Annual Performance Award is reduced.
(m) “Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate, as determined by the Administrator in its sole discretion, including but not limited to: (1) violation of any employment, noncompete, confidentiality or other agreement in effect with the Company or any Affiliate, (2) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (3) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.
(n) “Participant” means the CEO of the Company who has been selected by the Administrator to participate in the Plan.
(o) “Performance Goal” means the level(s) of performance for a Performance Measure that must be attained in order for a payment to be made under an Annual Performance Award, and/or to determine the amount of such payment based on the Performance Scale.
(p) “Performance Measures” means the following categories (in all cases after taking into account any Excluded Items, as applicable), including in each case any measure based on such category:

(1)	Basic earnings per common share for the Company on a consolidated basis.

(2)	Diluted earnings per common share for the Company on a consolidated basis.

(3)	Total shareholder return.

(4)	Net sales.

(5)	Cost of sales.

(6)	Gross profit.

(7)	Operating income.

(8)	Earnings before interest and the provision for income taxes (EBIT).

(9)	Earnings before interest, the provision for income taxes, depreciation, and amortization (EBITDA).

(10)	Net income.

(11)	Return on equity.

(12)	Return on assets.

(13)	Return on invested capital.

Superior Industries International, Inc.	2011 Proxy Statement

(14)	Return on sales.
(15)	Economic value added, or other measure of profitability that considers the cost of capital employed.

(16)	Free cash flow.

(17)	Net cash provided by operating activities.

(18)	Net increase (decrease) in cash and cash equivalents.

The Performance Measures described in items (4) through (18) may be measured (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company or an Affiliate as defined by the Administrator at the time of selection.  Further, the Performance Measures shall be determined under U.S. generally accepted accounting principles, unless the Administrator sets forth an alternate definition in the Annual Performance Award.
(q) “Performance Period” means a period of one fiscal year or less of the Company or an Affiliate as selected by the Administrator.
(r) “Performance Scale” means, with respect to a Performance Measure, a scale from which the level of achievement may be calculated for any given level of actual performance for such Performance Measure.  The Performance Scale may be a linear function, a step function, a combination of the two, or any other manner of measurement as determined by the Administrator.
(s) “Plan” means the arrangement described herein, as from time to time amended and in effect.
(t) “Retirement” means termination of employment from the Company and its Affiliates (without Cause) on or after attainment of age sixty-two (62) with at least five (5) consecutive years of service.
(u) “Total and Permanent Disability” means the Participant’s inability to perform the material duties of his or her occupation as a result of a medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of at least twelve (12) consecutive months, as determined by the Administrator.  The Participant will be required to submit such medical evidence or to undergo a medical examination by a doctor selected by the Administrator as the Administrator determines is necessary in order to make a determination hereunder.
Section 2.2. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular, and the singular the plural.
Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the said illegal or invalid provision had not been included.

ARTICLE 3.

ELIGIBILITY

Section 3.1. Eligible Participant. The CEO of the Company is the sole eligible Participant in the Plan.  The Administrator may grant to the CEO on an annual basis an Annual Performance Award.  The Administrator will determine all terms and conditions of each such Annual Performance Award prior to, or within the first ninety (90) days of, the first day of the applicable Performance Period.
Section 3.2. Termination of Approval. Until the earlier of the end of a Performance Period or the Participant’s termination of employment, the Administrator may at any time withdraw its approval for the Participant’s participation in the Plan. In the event of the Administrator’s withdrawal of approval, the CEO shall cease to be a Participant as of the date selected by the Administrator, the CEO’s Annual Performance Awards shall be cancelled, and the CEO shall not be entitled to any payment under those Annual Performance Awards unless the Administrator determines otherwise. If payment is approved by the Administrator notwithstanding the withdrawal of approval, the payment shall be made in accordance with Section 5.2, subject to Section 5.3, after the end of the Performance Period, and the payment amount shall equal the award amount calculated under Section 5.1, reduced in such manner or by such amount (if at all) as determined in the sole discretion of the Administrator.  The Participant shall be notified of the Administrator’s withdrawal of its approval for the Participant’s participation in the Plan as soon as practicable following such action.

Superior Industries International, Inc.	2011 Proxy Statement

Section 3.3. Transfer Out Eligible Position.
If the Participant is demoted or otherwise transfers out of the CEO position during a Performance Period, the Administrator may decrease the potential award amount of any Annual Performance Award the Participant may be eligible to receive, or revise the Performance Goals, Performance Measures or Performance Scale applicable to the Participant (provided that any such revision may result only in a reduction of the amount that would have otherwise been payable absent such revision), as the Administrator determines is necessary to reflect the Participant’s change in position, or the Administrator may withdraw its approval for the Participant’s participation in the Plan in accordance with Section 3.2.
Section 3.4. Termination of Employment.
(a) The Participant shall not earn an incentive award for a Performance Period unless the Participant is employed by the Company (or is on an approved leave of absence) on the last day of such Performance Period, unless the Participant’s employment was terminated during the year as a result of Retirement, Total and Permanent Disability or death at a time when the Participant could not have been terminated for Cause, or unless payment is approved by the Administrator after considering the cause of the Participant’s termination.  If payment is approved by the Administrator, the payment shall be made in accordance with Section 5.2, subject to Section 5.3, after the end of the Performance Period, and the payment amount shall equal the award amount calculated under Section 5.1, reduced in such manner or by such amount (if at all) as determined in the sole discretion of the Administrator.
(b) If the Participant’s employment is terminated as a result of death, Total and Permanent Disability or Retirement, at a time when the Participant could not have been terminated for Cause, the Participant (or the Participant’s Beneficiary or estate in the event of his or her death) shall be entitled to receive an amount equal to the product of (x) the award amount calculated under Section 5.1 and (y) a fraction, the numerator of which is the number of the Participant’s calendar months of employment during the Performance Period for such award and the denominator of which is the number of calendar months in the Performance Period for such award.  In calculating the Participant’s calendar months, any fractional month shall be rounded up to the nearest whole month.  Notwithstanding the above, the Administrator may determine not to prorate the award.  Payment shall be made in accordance with Section 5.2, subject to Section 5.3.

ARTICLE 4.

CONTINGENT ANNUAL PERFORMANCE AWARDS

The Administrator shall determine, at the time an Annual Performance Award is granted, the Performance Period, the Performance Measure(s), the Performance Goal(s) for such Performance Measure, the Performance Scale (which may vary for different Performance Measures), and the amount payable to the Participant if and to the extent the Performance Goals are met (as measured under the Performance Scale).  The amount payable to the Participant for meeting the Performance Goal(s) may be designated as a flat dollar amount or as a percentage of the Participant’s Base Salary, or may be determined by any other means specified by the Administrator at the time the Annual Performance Award is granted.

ARTICLE 5.

PAYMENT

Section 5.1. Evaluating Performance and Computing Awards.
(a) As soon as practicable following the close of a Performance Period, the Administrator shall determine and certify whether and to what extent the Performance Goals and other material terms of the Annual Performance Award for that Performance Period were satisfied, and shall determine whether any discretionary adjustments under Subsection (b) shall be made. Based on such certification, the Administrator (or its delegate) shall determine the award amount payable to the Participant under the Annual Performance Award for that Performance Period, provided that the maximum award amount for the Participant shall be, with respect to any and all Annual Performance Awards of the Participant with Performance Periods covering (or ending within) the same fiscal year of the Company, no more than one million seven hundred thousand dollars ($1,700,000), which is two times the CEO’s annual base salary as of the effective date of the Plan.
(b) The Administrator may reduce the Participant’s potential award amount under any Annual Performance Award by a maximum of thirty percent (30%), based upon overall individual performance and attainment of goals.

Superior Industries International, Inc.	2011 Proxy Statement

Section 5.2. Timing and Form of Payment. When the payment due to the Participant has been determined, unless otherwise deferred pursuant to the Participant’s election under the Company’s deferred compensation plan, payment shall be made in a cash lump sum by the 74th day following the close of the Performance Period.
Section 5.3. Inimical Conduct. Notwithstanding the foregoing, after the end of the Performance Period for which a payment for an Annual Performance Award has accrued, but before payment or deferral of such amount actually occurs, if the Participant engages in Inimical Conduct, or if the Company determines after the Participant’s termination of employment that the Participant could have been terminated for Cause, the Annual Performance Award shall be automatically cancelled and no payment or deferral shall be made.  The Administrator may suspend payment or deferral (without liability for interest thereon) pending the Administrator’s determination of whether the Participant was or should have been terminated for Cause or whether the Participant has engaged in Inimical Conduct.
Section 5.4. Compliance with Executive Compensation Clawback Laws.  Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Act), every public company will be required to adopt a policy whereby, in the event of a restatement, the company will recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statements.  Notwithstanding anything contained herein to the contrary, when this provision of the Act becomes effective, the CEO of the Company shall be subject to the executive compensation recoupment policy to be adopted by the Committee.

ARTICLE 6.

ADJUSTMENTS

In the event of any change in the outstanding shares of Company Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation or exchange of shares or other similar corporate change, then if the Administrator shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the Performance Goals established under an Annual Performance Award, such adjustments shall be made by the Administrator and shall be conclusive and binding for all purposes of this Plan.  No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock.

ARTICLE 7.

BENEFICIARY

If permitted by the Company, the Participant may designate a Beneficiary by filing a beneficiary designation on the form provided by the Administrator. In such event, if the Participant dies prior to receiving any payment due hereunder, such payment shall be made to the Participant’s Beneficiary.  The Participant may change his beneficiary designation at any time, provided that each beneficiary designation form filed with the Company shall revoke the most recent form on file, and the last form received by the Company while the Participant was alive shall be given effect.  In the event there is no valid beneficiary designation form on file, or in the event the Participant’s designated Beneficiary is not alive at the time payment is to be made, or in the event the Participant is not entitled to file a beneficiary designation, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment.  If the Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse; provided the Administrator has notice of such divorce or legal separation prior to payment.

Superior Industries International, Inc.	2011 Proxy Statement

ARTICLE 8.

RIGHTS OF PARTICIPANT

Section 8.1. No Funding. The Participant or Beneficiary shall not have any interest in any fund or in any specific asset or assets of the Company (or any Affiliate) by reason of any Annual Performance Award under the Plan.  It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company (or any Affiliate) hold any funds in reserve or trust to secure payments hereunder.
Section 8.2. No Transfer. The Participant may not assign, pledge, or encumber his interest under the Plan, or any part thereof, except that the Participant may designate a Beneficiary as provided herein.
Section 8.3. No Implied Rights; Employment. Nothing contained in this Plan shall be construed to:
(a) Give the Participant any right to receive any award other than in the sole discretion of the Administrator;
(b) Limit in any way the right of the Company to terminate the Participant’s employment at any time; or
(c) Be evidence of any agreement or understanding, express or implied, that the Participant will be retained in any particular position or at any particular rate of remuneration.

ARTICLE 9.

ADMINISTRATION

Section 9.1. General. The Plan shall be administered by the Administrator. If at any time the Committee shall not be in existence, the Board shall assume the Committee’s functions and each reference to the Committee herein shall be deemed to include the Board.
Section 9.2. Authority. In addition to the authority specifically provided herein, the Administrator shall have full power and discretionary authority to: (a) administer the Plan, including but not limited to the power and authority to construe and interpret the Plan; (b) correct errors, supply omissions or reconcile inconsistencies in the terms of the Plan or any Annual Performance Award; (c) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan’s administration; and (d) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan’s administration.
Section 9.3. Decision Binding. The Administrator’s determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons who have an interest in the Plan or an Annual Performance Award, and such determinations and decisions shall not be reviewable.
Section 9.4. Procedures of the Committee. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee.  A majority of the entire Committee shall constitute a quorum for the transaction of business.  Service on the Committee shall constitute service as a director of the Company so that the Committee members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee services to the same extent that they are entitled under the Company’s Bylaws and California law for their services as directors of the Company.

ARTICLE 10.

AMENDMENT AND TERMINATION

Section 10.1. Amendment. The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, and may suspend the Plan, and the General Counsel of the Company may modify or amend the Plan for ministerial or administrative changes or to conform the terms of the Plan to the requirements of applicable law; provided that, any such amendment or modification shall be approved by the Company’s shareholders to the extent required by Code Section 162(m) or other applicable law; provided, however, that no such modification, amendment, or suspension may, without the consent of the Participant or his or her Beneficiary in the case of the Participant’s death, reduce the right of the Participant, or his or her Beneficiary, as the case may be, to any payment due under the Plan except as specifically provided herein.

Superior Industries International, Inc.	2011 Proxy Statement

Section 10.2. Termination During Performance Period. The Committee may terminate the Plan during a Performance Period in accordance with the provisions of this Section 10.2. In order for the provisions of this Section 10.2 to apply, the Committee must designate in writing that the Plan is being terminated in accordance with this Section. Upon termination of the Plan, the Committee may provide that all amounts accrued under the Plan to the date of the Plan termination (as determined by the Committee in its sole discretion) be paid in a lump sum no later than the 74th day after such Plan termination, provided that to the extent any amount hereunder is not exempt from Section 409A of the Code, any accelerated distribution of such non-exempt amount shall be made only if and to the extent permissible under Treas. Reg. §1.409A-3(j)(4).
Section 10.3. Termination After Performance Period. After December 30, 2012, the Committee or the CEO may terminate this Plan at anytime that there are no outstanding Annual Performance Awards with Performance Periods that are not completed.  In order for the provisions of this Section 10.3 to apply, the Committee and/or the CEO must designate in writing that the Plan is being terminated in accordance with this Section and deliver such notice to the Office of the General Counsel.

ARTICLE 11.

TAX WITHHOLDING

The Company shall have the right to deduct from all cash payments made hereunder (or from any other payments due the Participant) any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments.

ARTICLE 12.

OFFSET

The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or to any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).

ARTICLE 13.

SUCCESSORS

All obligations of the Company under the Plan with respect to Annual Performance Awards granted hereunder shall be binding on any successor or assign of the Company, whether the existence of such successor or assign is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. The Plan shall be binding upon and inure to the benefit of the Participant, Beneficiaries, and their heirs, executors, administrators and legal representatives.

ARTICLE 14.

DISPUTE RESOLUTION

Section 14.1. Governing Law. This Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of California (excluding any choice of law rules that may direct the application of the laws of another jurisdiction), except as provided in Section 14.2 hereof.
Section 14.2. Arbitration.
(a) Application. Notwithstanding any employee agreement in effect between the Participant and the Company or any Affiliate employer, if the Participant or Beneficiary (the “claimant”) brings a claim that relates to benefits under this Plan, regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Superior Industries International, Inc.	2011 Proxy Statement

(b) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party.  Normally, such written notice should be provided the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.  However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time.  If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void.  Any notice sent to the Company shall be delivered to:

Office of General Counsel
Superior Industries International, Inc.
7800 Woodley Avenue
Van Nuys, California 91406

The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based.  Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.
(c) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the claimant must initiate and participate in any complaint resolution procedure identified in the Company’s or Affiliate’s personnel policies.  If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure.  No arbitration hearing shall be held on a complaint until any applicable Company or Affiliate complaint resolution procedure has been completed.
(d) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA.  The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process.  The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.
(e) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party.  The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration.  The claimant shall be responsible for his attorney’s or representative’s fees, if any.  However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.
(f) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure.  Arbitration will be held at a location selected by the Company.  AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance.  Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.
(g) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties.  Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 20, 2011.

SUPERIOR INDUSTRIES INTERNATIONAL,  INC.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ATTN: ROBERT A. EARNEST
7800 WOODLEY AVE.
VAN NUYS, CA 91406-1788

Meeting Information
Meeting Type:	Annual

For holders as of:	March 21, 2011
Date: May 20, 2011	Time: 10:00 a.m. PDT
Location:	Airtel Plaza Hotel 7277 Valjean Avenue Van Nuys, CA 91406
You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M32485-P05691

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                ANNUAL REPORT/10K WRAP

How to View Online:
Have the information that is printed in the box marked by the arrow à XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy.  Please choose one of the following methods to make your request:

1) BY INTERNET:                                www.proxyvote.com
2) BY TELEPHONE:                             1-800-579-1639
3) BY E-MAIL*:                                   sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow à XXXX XXXX XXXX  (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.  Please make the request as instructed above on or before May 8, 2011 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com.  Have the information that is printed in the box marked by the arrow à XXXX XXXX XXXX  available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M32486-P05691

Voting Items

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors

Nominees:

(1) Louis L. Borick
(2) Steven J. Borick
(3) Francisco S. Uranga

The Board of Directors recommends you vote FOR proposals 2 and 3:

2.	Approval of the CEO Annual Incentive Performance Plan.

3.	Approval of executive compensation on an advisory basis.

The Board of Directors recommends you vote 2 YEARS on the following proposal:

4.	Advisory vote on the frequency of the advisory vote on executive compensation.

The Board of Directors recommends you vote AGAINST the following proposal:

5.	Approval of Shareholder Proposal to change voting standard for Director elections.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
M32487-P05691

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ATTN: ROBERT A. EARNEST
7800 WOODLEY AVE.
VAN NUYS, CA 91406-1788

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M32473-P05691 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
The Board of Directors recommends that you  vote FOR the following:

1.	Election of Directors

Nominees
(1) Lois L. Borick
(2) Steven J. Borick
(3) Francisco S. Uranga

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2 and 3:

2.	Approval of the CEO Annual Incentive Performance Plan.

For	Against	Abstain
☐	☐	☐

3.	Approval of executive compensation on an advisory basis.

For	Against	Abstain
☐	☐	☐

The Board of Directors recommends you vote 2 YEARS on the following proposal:

4.	Advisory vote on the frequency of the advisory vote on executive compensation.

1 Year	2 Years	3 Years	Abstain
☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

5.	Approval of Shareholder Proposal to change voting standard for Director elections.

For	Against	Abstain
☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/10 K Wrap are available at www.proxyvote.com.

M32474-P05691

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS MAY 20, 2011

The undersigned hereby appoints ROBERT A. EARNEST and JAY VILLEDA, and each of them, as attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of SUPERIOR INDUSTRIES INTERNATIONAL, INC., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Friday, May 20, 2011 at 10:00 A.M. PDT and at any and all postponements and adjournments thereof, as fully and with the same force and effect as the undersigned might and could do if personally thereat.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR THE APPROVAL OF PROPOSAL 2, FOR APPROVAL OF PROPOSAL 3, FOR TWO YEARS WITH RESPECT TO PROPOSAL 4, AND AGAINST PROPOSAL 5. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OF WHICH THE BOARD OF DIRECTORS DID NOT HAVE NOTICE PRIOR TO FEBRUARY 23, 2011.

Continued and to be signed on reverse side.